                             AGREEMENT AND PLAN OF MERGER


                                        AMONG


                                    EGGHEAD, INC.,


                             NORTH FACE MERGER SUB, INC.,


                                SURPLUS SOFTWARE, INC.


                                         AND


                            THE PRINCIPAL SHAREHOLDERS OF
                                SURPLUS SOFTWARE, INC.


                                        as of


                                    April 30, 1997

                                       CONTENTS

ARTICLE I - DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II - THE MERGER; EFFECTIVE TIME; CLOSING . . . . . . . . . . . . .   8
    2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.2     Effective Time . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III - CHARTER DOCUMENTS; DIRECTORS AND OFFICERS  . . . . . . . . .   9
    3.1     Articles of Incorporation  . . . . . . . . . . . . . . . . . .   9
    3.2     Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    3.3     Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    3.4     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV - MERGER CONSIDERATION; CONVERSION OR
    CANCELLATION OF SHARES IN THE MERGER . . . . . . . . . . . . . . . . .  10
    4.1     Merger Consideration; Conversion or Cancellation of
            Shares; Holdback . . . . . . . . . . . . . . . . . . . . . . .  10
    4.2     Exchange of Certificates . . . . . . . . . . . . . . . . . . .  12
    4.3     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . .  13
    4.4     Transfer of Shares After the Effective Time  . . . . . . . . .  13
    4.5     Calculation of Merger Consideration  . . . . . . . . . . . . .  14
    4.6     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . .  16
    5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.3     Authorization and Enforceability . . . . . . . . . . . . . . .  17
    5.4     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . .  18
    5.5     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    5.6     Compliance With Laws . . . . . . . . . . . . . . . . . . . . .  19
    5.7     Compliance With Other Instruments  . . . . . . . . . . . . . .  21
    5.8     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .  22
    5.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    5.10    Intellectual Property  . . . . . . . . . . . . . . . . . . . .  26
    5.11    Financial Statements . . . . . . . . . . . . . . . . . . . . .  26
    5.12    Absence of Certain Changes or Events . . . . . . . . . . . . .  27
    5.13    Contracts and Leases . . . . . . . . . . . . . . . . . . . . .  30


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    5.14    Insider Interests  . . . . . . . . . . . . . . . . . . . . . .  31
    5.15    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . .  31
    5.16    S-4 Registration Statement and Proxy Statement/Prospectus  . .  32
    5.17    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.18    Property . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.19    Customers and Suppliers  . . . . . . . . . . . . . . . . . . .  34
    5.20    Orders, Commitments and Returns  . . . . . . . . . . . . . . .  35
    5.21    Labor and Employment Matters . . . . . . . . . . . . . . . . .  35
    5.22    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . .  36
    5.23    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    5.24    Corporate Books and Records  . . . . . . . . . . . . . . . . .  36
    5.25    Licenses, Permits, Authorizations  . . . . . . . . . . . . . .  37
    5.26    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    5.27    Absence of Questionable Payments . . . . . . . . . . . . . . .  37
    5.28    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . .  38
    5.29    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF
    EGGHEAD AND MERGER SUB  . . . . . . . . . . . . . . . . . . . . . . .  38
    6.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . .  38
    6.2     Operations of Subsidiaries . . . . . . . . . . . . . . . . . .  39
    6.3     Authorization and Enforceability . . . . . . . . . . . . . . .  39
    6.4     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . .  40
    6.5     Authorization for Egghead Common Shares  . . . . . . . . . . .  40
    6.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    6.7     Compliance With Laws . . . . . . . . . . . . . . . . . . . . .  41
    6.8     Compliance With Other Instruments  . . . . . . . . . . . . . .  41
    6.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    6.10    Intellectual Property  . . . . . . . . . . . . . . . . . . . .  42
    6.11    Reports and Financial Statements . . . . . . . . . . . . . . .  43
    6.12    Absence of Certain Changes or Events . . . . . . . . . . . . .  43
    6.13    Contracts and Leases . . . . . . . . . . . . . . . . . . . . .  44
    6.14    Ownership of Merger Sub; No Prior Activities; Assets of
            Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    6.15    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . .  45
    6.16    S-4 Registration Statement and Proxy
            Statement/Prospectus . . . . . . . . . . . . . . . . . . . . .  45
    6.17    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  46
    6.18    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . .  46
    6.19    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .  46


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

ARTICLE VII - ADDITIONAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . .  46
    7.1     Conduct of Business of the Company . . . . . . . . . . . . . .  46
    7.2     No Solicitations . . . . . . . . . . . . . . . . . . . . . . .  48
    7.3     Meetings of Shareholders . . . . . . . . . . . . . . . . . . .  50
    7.4     Registration Statement/Proxy Materials . . . . . . . . . . . .  51
    7.5     Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . .  51
    7.6     Access to Information  . . . . . . . . . . . . . . . . . . . .  52
    7.7     Indemnification of Directors and Officers  . . . . . . . . . .  53
    7.8     Affiliates of Egghead and the Company  . . . . . . . . . . . .  53
    7.9     Certain Covenants of Egghead . . . . . . . . . . . . . . . . .  53
    7.10    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  54
    7.11    Termination of Agreements  . . . . . . . . . . . . . . . . . .  55
    7.12    Board Representation . . . . . . . . . . . . . . . . . . . . .  55
    7.13    Dissenters' Rights Notices . . . . . . . . . . . . . . . . . .  55
    7.14    Notification of Certain Matters  . . . . . . . . . . . . . . .  55
    7.15    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    7.16    Repayment of Subordinated Loan . . . . . . . . . . . . . . . .  56
    7.17    Egghead Bridge Loan  . . . . . . . . . . . . . . . . . . . . .  56
    7.18    Company Employee Benefit Plans . . . . . . . . . . . . . . . .  56

ARTICLE VIII - CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . .  56
    8.1     Conditions to Each Party's Obligations . . . . . . . . . . . .  56
    8.2     Conditions to Obligations of Egghead and Merger Sub  . . . . .  58
    8.3     Conditions to Obligations of the Company and the
            Principal Shareholders . . . . . . . . . . . . . . . . . . . .  61

ARTICLE IX - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  62
    9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . .  62
    9.2     Alternative Transaction Definition . . . . . . . . . . . . . .  64

ARTICLE X - SURVIVAL OF REPRESENTATIONS,
    INDEMNIFICATION AND REDUCTION OF MERGER
    CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    10.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    10.2    Indemnification; Reduction of Merger Consideration . . . . . .  65
    10.3    Threshold and Limitations  . . . . . . . . . . . . . . . . . .  65
    10.4    Shareholder Representative . . . . . . . . . . . . . . . . . .  66
    10.5    Procedure for Indemnification  . . . . . . . . . . . . . . . .  67
    10.6    Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
            10.6.1    Pledge . . . . . . . . . . . . . . . . . . . . . . .  69
            10.6.2    Release of Holdback Shares . . . . . . . . . . . . .  69


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

            10.6.3    Claims Procedure . . . . . . . . . . . . . . . . . .  70
            10.6.4    Voting; Disposition  . . . . . . . . . . . . . . . .  71
            10.6.5    Merger or Recapitalization . . . . . . . . . . . . .  71
            10.6.6    Taxation of Dividends  . . . . . . . . . . . . . . .  72
            10.6.7    Remedies . . . . . . . . . . . . . . . . . . . . . .  72

ARTICLE XI - MISCELLANEOUS AND GENERAL . . . . . . . . . . . . . . . . . .  72
    11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .  72
    11.2    Disclosure Statements  . . . . . . . . . . . . . . . . . . . .  74
    11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
    11.4    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    11.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    11.6    No Assignment  . . . . . . . . . . . . . . . . . . . . . . . .  75
    11.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .  76
    11.8    Specific Performance; Arbitration  . . . . . . . . . . . . . .  76
    11.9    Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . .  77
    11.10   No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    11.11   No Third Party Beneficiaries . . . . . . . . . . . . . . . . .  77
    11.12   Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . .  77
    11.13   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .  78
    11.14   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    11.15   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  78


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

                                    EXHIBIT INDEX

     Exhibit 3.3      Directors of the Surviving Corporation
     Exhibit 3.4      Officers of the Surviving Corporation
     Exhibit 4.5(d)   Sample Calculation of Merger Consideration
     Exhibit 5.0      Company Disclosure Statement
     Exhibit 5.17     Company Tax Matters Certificate
     Exhibit 6.0      Egghead Disclosure Statement
     Exhibit 6.17     Egghead Tax Matters Certificate
     Exhibit 7.3      Shareholders Agreement
     Exhibit 7.17     Form of Bridge Loan Agreement
     Exhibit 8.1(g) Forms of Amendments to Employment Agreements with Greg Boudreau, Jon Brodeur, Stephen Wood, Joseph Charno, David Barish, James Kirkish, Mark Daly, Richard Guerrero, Jeff Swan, Phillip Moore and Linda Alexander
     Exhibit 8.1(h)   Form of Registration Rights Agreement
     Exhibit 8.2(d)   List of Agreements to Be Terminated
     Exhibit 8.2(f)   Form of Opinion of Counsel for the Company
     Exhibit 8.2(l) Forms of Note Exchange and Stock Pledge Agreements with John Brodeur and David Barish, together with related Promissory Notes
     Exhibit 8.3(e)   Form of Opinion of Counsel for Egghead

                             AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 30,
1997, among Egghead, Inc., a Washington corporation ("Egghead"), North
Face Merger Sub, Inc., an Oregon corporation and a direct wholly owned subsidiary of Egghead ("Merger Sub"), Surplus Software, Inc., an Oregon corporation (the "Company"), and those shareholders of the Company listed on the signature pages hereto (the "Principal Shareholders").

                                       RECITALS

    WHEREAS, the Boards of Directors of Egghead, Merger Sub and the Company each have determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement (the "Merger"); and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below);

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Egghead, the Company, Merger Sub, and the Principal Shareholders hereby agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    As used in this Agreement, the following terms shall have the respective meanings set forth below:

    "AAA Rules":  As defined in Section 11.8.

    "Acquisition Proposal":  As defined in Section 7.2(a).

    "Affiliate":  As defined in Rule 12b-2 under the Exchange Act.

    "Aggregate Common Consideration":  As defined in Section 4.1(a)(i).

    "Aggregate Preferred Consideration":  As defined in Section 4.1(a)(ii).

    "Agreement":  This Agreement.

    "Alternative Transaction":  As defined in Section 9.2.

    "Assumed Option":  As defined in Section 4.1(e).

    "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

    "Bridge Loan Agreement":  The Bridge Loan Agreement referred to in Section
7.17 to be entered into between Egghead and the Company in connection with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit 7.17.

    "Certificates":  As defined in Section 4.2.

    "Claim Reserve Amount":  As defined in Section 10.6.3(c).

    "Claims":  As defined in Section 10.3(a).

    "Closing":  The closing of the Merger.

    "Closing Average":  As defined in Section 4.5(a)(i).

    "Closing Date":  The date on which the Closing occurs.

    "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

    "Common Exchange Ratio":  As defined in Section 4.1(a)(i).

    "Common Holdback Shares":  As defined in Section 4.1(a)(i).

    "Common Preference Shares":  As defined in Section 4.5(a)(i).

    "Company":  Surplus Software, Inc., an Oregon corporation.

    "Company Adverse Effect":  As defined in Section 5.1.

    "Company Affiliates":  As defined in Section 7.8.

    "Company Common Stock":  Common stock, no par value, of the Company.

    "Company Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by the Company to Egghead.

    "Company Financial Statements":  As defined in Section 5.11.

    "Company Option Plans":  As defined in Section 4.1(e).

    "Company Preferred Stock": Series A Preferred Stock, no par value, of the Company.

    "Company Shareholders Meeting":  As defined in Section 7.3(a).

    "Company Shares": Collectively, the shares of Company Common Stock and Company Preferred Stock.

    "Company Tax Matters Certificate":  As defined in Section 5.17.

    "Confidentiality Agreement": The letter agreement between the Company and Egghead dated February 5, 1997.

    "Dissenting Shareholder":  As defined in Section 4.6.

    "Dissenting Shares":  As defined in Section 4.6.

    "DOL":  The United States Department of Labor.

    "Effective Time":  As defined in Section 2.2.

    "Egghead":  Egghead, Inc., a Washington corporation.

    "Egghead Adverse Effect":  As defined in Section 6.1.

    "Egghead Common Shares": Shares of common stock, par value $.01 per share, of Egghead.

    "Egghead Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by Egghead to the Company.

    "Egghead Employee Stock Purchase Plan":  As defined in Section 6.4.

    "Egghead Financial Statements": The financial statements included in the Egghead SEC Reports.

    "Egghead Open Claim":  As defined in Section 10.6.3(c)

    "Egghead Option Plans": The stock option plans for employees, officers and directors of Egghead and the stock option agreements for certain former executive officers identified in the Egghead SEC Reports, together with the Egghead Employee Stock Purchase Plan.

    "Egghead SEC Reports":  As defined in Section 6.11.

    "Egghead Shareholders Meeting":  As defined in Section 7.3(b).

    "Egghead Tax Matters Certificate":  As defined in Section 6.17.

    "Employee Benefit Plan":  As defined in Section 5.8(a).

    "Employment Agreements":  The Employment Agreements referred to in
Section 8.1(g).

    "Environmental Laws":  As defined in Section 5.6(c).

    "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

    "Exchange Act":  The Securities Exchange Act of 1934, as amended.

    "Exchange Agent":  As defined in Section 4.2.

    "Exchange Ratios":  As defined in Section 4.1(a)(ii).

    "GAAP":  Generally accepted accounting principles in the United States.

    "Governmental Body": Any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

    "Holdback Shares":  As defined in Section 4.1(a)(ii).

    "Holdback Termination Date":  The date one year following the Closing Date.

    "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Indemnitees":  As defined in Section 7.7.

    "Indemnified Parties":  As defined in Section 10.2.

    "Intellectual Property": All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries or Egghead and its Subsidiaries, as the case may be, pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its Subsidiaries or Egghead and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

    "Intellectual Property Licenses": All license agreements or other agreements which in any way affect the rights of the Company or of Egghead to any of their respective Intellectual Property.

    "IRS":  The United States Internal Revenue Service.

    "Issuance":  As defined in Section 7.3(b).

    "Losses":  As defined in Section 10.2.

    "Merger": The merger of Merger Sub with and into the Company as contemplated by this Agreement.

    "Merger Consideration":  As defined in Section 4.5(d).

    "Merger Documents":  As defined in Section 2.2.

    "Merger Sub": North Face Merger Sub, Inc., an Oregon corporation and a direct wholly owned Subsidiary of Egghead.

    "Nasdaq/NM":  The Nasdaq National Market.

    "Operative Documents": This Agreement (including all Exhibits hereto, the Company Disclosure Statement and the Egghead Disclosure Statement), the Shareholders Agreement, the Registration Rights Agreement attached hereto as
Exhibit 8.1(h), the Amendments to the Employment Agreements referred to in
Section 8.1(g), the Promissory Notes referred to in Section 8.2(l), the Note Exchange and Stock Pledge Agreement referred to in Section 8.2(l), the Bridge Loan Agreement and any other documents the execution of which is necessary in order to consummate the Merger.

    "Option":  As defined in Section 4.1(e).

    "Oregon Law": The Oregon Business Corporation Act and case law and other official interpretations of such statute.

    "Oregon Secretary of State":  As defined in Section 2.2.

    "Outstanding Company Common":  As defined in Section 4.1(a)(i).

    "Outstanding Company Preferred":  As defined in Section 4.1(a)(ii).

    "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

    "Personal Property":  As defined in Section 5.18(b).

    "Preferred Exchange Ratio":  As defined in Section 4.1(a)(ii).

    "Preferred Holdback Shares":  As defined in Section 4.1(a)(ii).

    "Preferred Preference Shares":  As defined in Section 4.5(b)(i).

    "Principal Shareholders": Those shareholders of the Company listed on the signature pages hereto.

    "Proxy Expenses":  As defined in Section 11.1.

    "Proxy Statement/Prospectus":  As defined in Section 7.4.

    "Qualified stock option":  As defined in Section 4.1(e).

    "Real Property":  As defined in Section 5.18(a).

    "Regulated Substances":  As defined in Section 5.6(d).

    "Release":  As defined in Section 5.6(f).

    "Respective Representatives":  As defined in Section 7.6.

    "Response Period":  As defined in Section 10.6.3(b).

    "S-4 Registration Statement":  As defined in Section 7.4.

    "SEC":  The Securities and Exchange Commission.

    "Securities Act":  The Securities Act of 1933, as amended.

    "Shareholder Representative":  As defined in Section 10.4(a).

    "Shareholders": All the shareholders of the Company immediately prior to the Effective Time.

    "Shareholders Agreement":  As defined in Section 7.3(a).

    "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

    "Superior Proposal":  As defined in Section 7.2(a).

    "Surviving Corporation":  The surviving corporation in the Merger.

    "Taxes": All taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

    "Tax Returns": All tax returns, information returns and reports for Taxes required to be filed with any Governmental Body.

    "Third Party":  As defined in Section 9.2.

    "Third Party Claim":  As defined in Section 10.5(a).

    "Threshold":  As defined in Section 10.3.

    "Total Common Equivalents":  As defined in Section 4.5(a)(ii).

    "Total Option Shares":  As defined in Section 4.1(a)(i).

                                      ARTICLE II

                         THE MERGER; EFFECTIVE TIME; CLOSING
2.1 THE MERGER

    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of Oregon Law and with the effects provided under Oregon Law. The separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation and shall be governed by the laws of the State of Oregon. Notwithstanding the foregoing, at any time prior to the Closing Date, Egghead may elect, with the consent of the Company (such consent not to be unreasonably withheld), to have Merger Sub be the Surviving Corporation so long as such action does not result in the inability to satisfy any of the conditions set forth in Article VIII.

2.2 EFFECTIVE TIME

    As soon as practicable following satisfaction or waiver of the conditions set forth in Article VIII, the parties shall file with the Secretary of State of the State of Oregon (the "Oregon Secretary of State") all documents (executed in accordance with the relevant provisions of Oregon Law) required to be filed under Oregon Law to consummate the Merger (the "Merger Documents"). The Merger shall become effective on the date and at the time (the "Effective Time") that the Merger Documents have been accepted for filing by the Oregon Secretary of State (or such later date and time as may be specified in the Merger Documents).

2.3 CLOSING

    Subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (a) at the offices of Perkins Coie, 1201 Third Avenue, Seattle, Washington, at 10:00 a.m. within one business day of the date of receipt of the last of the approvals required by Sections 8.1(a) and
(b), or (b) at such other place and/or time and/or on such other date as Egghead and the Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII.

                                     ARTICLE III

                      CHARTER DOCUMENTS; DIRECTORS AND OFFICERS

3.1 ARTICLES OF INCORPORATION

    The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of Oregon Law, except that the Merger Documents shall amend such Articles of Incorporation to provide that the name of the Surviving Corporation shall be the name of the Company.

3.2 BYLAWS

    The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Articles of Incorporation of the Surviving Corporation and of Oregon Law.

3.3 DIRECTORS

    The individuals named on Exhibit 3.3 hereto shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

3.4 OFFICERS

    The individuals named on Exhibit 3.4 hereto shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                      ARTICLE IV

                         MERGER CONSIDERATION; CONVERSION OR
                         CANCELLATION OF SHARES IN THE MERGER

4.1 MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES; HOLDBACK

    Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action by the holders thereof, the shares of capital stock of the constituent corporations shall be converted as follows:

    (a) Other than Company Shares as to which dissenters' rights of appraisal have been exercised:

         (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into that number of Egghead Common Shares as is determined by dividing (i) the number of Egghead Common Shares determined in accordance with Section 4.5(a) below (the "Aggregate Common Consideration"), by (ii) the sum of (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Company Common") plus (B) the total number of shares of Company Common Stock subject to Options (as defined in paragraph (e) below) outstanding immediately prior to the Effective Time (the "Total Option Shares") (such ratio of Egghead Common Shares to Outstanding Company Common plus Total Option Shares being referred to herein as the "Common Exchange Ratio"); provided, however, that an aggregate of 10% of the Aggregate Common Consideration issuable in respect of the Outstanding Company Common (together with any dividends or distributions accrued or made with respect to such 10% of the Aggregate Common Consideration after the Effective Time and any other securities or property which may be issued after the Effective Time in exchange for such 10% of the Aggregate Common Consideration in any merger or recapitalization or similar transaction involving Egghead, the "Common Holdback Shares") shall be held by, and pledged by the holders of the Aggregate Common Consideration on a pro rata basis to, Egghead to secure the indemnification obligations of the Shareholders through a reduction of the Merger Consideration (as defined below) pursuant to Section 10.6.1 hereof.

         (ii) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into that number of Egghead Common Shares as is determined by dividing (A) the number of Egghead Common Shares determined in accordance with Section 4.5(b) below (the "Aggregate Preferred Consideration"), by (B) the total number of shares of Company Preferred

Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Company Preferred") (such ratio of Egghead Common Shares to shares of Company Preferred Stock being referred to herein as the "Preferred Exchange Ratio" and the Common Exchange Ratio and the Preferred Exchange Ratio being together referred to herein as the "Exchange Ratios"); provided, however, that an aggregate of 10% of the Aggregate Preferred Consideration (together with any dividends or distributions accrued or made with respect to such 10% of the Aggregate Preferred Consideration after the Effective Time and any other securities or property which may be issued after the Effective Time in exchange for such 10% of the Aggregate Preferred Consideration in any merger or recapitalization or similar transaction involving Egghead, the "Preferred Holdback Shares" and together with the Common Holdback Shares, the "Holdback Shares") shall be held by, and pledged by the holders of the Aggregate Preferred Consideration on a pro rata basis to, Egghead to secure the indemnification obligations of the Shareholders through a reduction of the Merger Consideration pursuant to Section 10.6.1 hereof.

    (b) If, prior to the Effective Time, Egghead should split or combine the Egghead Common Shares, or pay a stock dividend or other stock distribution in Egghead Common Shares, or otherwise change the Egghead Common Shares into any other securities, or make any other dividend or distribution on the Egghead Common Shares, then the Exchange Ratios and the number of Egghead Common Shares constituting the Aggregate Common Consideration and Aggregate Preferred Consideration issuable in the Merger in respect of Company Shares shall be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

    (c) All the Company Shares owned by each Shareholder shall be aggregated prior to applying the Common Exchange Ratio or the Preferred Exchange Ratio, as the case may be, for purposes of determining the number of Egghead Common Shares to be issued to such Shareholder in the Merger.

    (d) Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of common stock of the Surviving Corporation.

    (e) At the Effective Time, (i) each outstanding option to purchase Company Shares (each, an "Option") issued pursuant to the Company's 1996 Stock Option Plan (the "Company Option Plan"), whether vested or unvested, shall be assumed by Egghead and shall constitute an option (an "Assumed Option") to acquire, on the same terms and conditions (except with respect to the vesting schedule, as set forth below) as were applicable under such Option prior to the Effective Time, a number of Egghead Common Shares (rounded down to the nearest whole number) determined by multiplying (A) the Common Exchange Ratio by (B) the number of Company Shares then subject to purchase pursuant to such Option, at a price per share equal to the aggregate exercise price for the Company Shares then subject to purchase pursuant to such Option divided by the number of full Egghead Common Shares deemed to be purchasable pursuant to such Assumed Option; provided, however, that, with respect to an Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or 423 of the Code (a "qualified stock option"), in no event shall the terms of any Assumed Option give the holder of a qualified stock option additional benefits that he or she did not have under such qualified stock option, (ii) any references in each such Assumed Option to the Company shall be deemed to refer to Egghead, where appropriate, and (iii) Egghead shall assume the obligations of the Company under the Company Option Plan. Egghead shall file on or prior to the Closing Date, and maintain the effectiveness of, a registration statement or registration statements on Form S-8 with respect to the Egghead Common Shares subject to such Assumed Options for so long as such Assumed Options remain outstanding. Egghead shall use reasonable efforts to take such actions as are necessary for the conversion of the Assumed Options pursuant to this Section 4.1(e), including the reservation, issuance and listing of Egghead Common Shares as is necessary to effectuate the transactions contemplated by this Section 4.1(e). Promptly after the Effective Time, Egghead shall take all necessary action to ensure that in the event any Assumed Option holder's employment with the Surviving Corporation or Egghead (or any of their Subsidiaries) is terminated without cause (as defined in the Company's 1996 Stock Option Plan as currently in effect) after the Effective Time, the vesting schedule applicable to such Assumed Option will be accelerated such that the Assumed Option will vest and become exercisable as to 50% of any Egghead Common Shares as to which the Assumed Option had not yet become vested and exercisable as of the date of such termination. Promptly after the Effective Time, Egghead will prepare and distribute to holders of Assumed Options a notice explaining the effect of the conversion of such holder's Options into Asumed Options.

4.2 EXCHANGE OF CERTIFICATES

    At the Effective Time, all Company Shares converted into Egghead Common Shares pursuant to Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of Company Shares shall thereafter cease to have any rights as a Shareholder with respect to such Company Shares, except the right to receive in exchange therefor at the Closing, upon surrender at the Closing of one or more certificates that immediately prior to the Effective Time represented issued and outstanding Company Shares ("Certificates") in accordance with this Section 4.2, and subject to the pledge by the Shareholders of the Holdback Shares as provided above and in
Section 10.6, a certificate evidencing a number of whole Egghead Common Shares equal to the number of shares of Company Common Stock or Company Preferred Stock, as the case may be, represented by such surrendered Certificate multiplied by the Common Exchange Ratio or the Preferred Exchange Ratio, as the case may be, less the Common Holdback Shares or Preferred Holdback Shares, as the case may be, and cash in lieu of fractional Egghead Common Shares as contemplated by Section 4.3. The Certificates so surrendered shall forthwith be canceled. Certificates representing the Common Holdback Shares or Preferred Holdback Shares, as the case may be, shall be retained by Egghead in accordance with Section 10.6 of this Agreement. The Egghead Common Shares that each Shareholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. Until surrendered, each outstanding Certificate shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following two sentences) to evidence only the right to receive, upon surrender of the Certificate, the number of Egghead Common Shares which the holder of such Certificate is then entitled to receive pursuant to the terms of this Agreement. Unless and until such outstanding Certificates are so surrendered, the holders thereof shall not be entitled to receive any dividends or distributions of any kind payable to the holders of record of Egghead Common Shares. Upon the surrender of any such Certificate, however, there shall be paid to the record holder of the certificate issued in exchange therefor the aggregate amount of dividends and distributions (without interest), if any, which theretofore became payable in respect of the Egghead Common Shares to which such holder is entitled under Section 4.1, and such surrendered Certificate shall be duly canceled.

4.3 FRACTIONAL SHARES

    No fractional Egghead Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Company Shares who would otherwise have been entitled to a fraction of an Egghead Common Share upon surrender of Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to the last reported sale price of one Egghead Common Share on the Nasdaq/NM on the last business day prior to the Closing Date, multiplied by such fraction.

4.4 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME

    No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

4.5 CALCULATION OF MERGER CONSIDERATION

    (a) The number of Egghead Common Shares constituting the Aggregate Common Consideration shall be the total number of Egghead Common Shares determined under subsections (i) and (ii) below, rounding down to the nearest whole share:

         (i)  a number of Egghead Common Shares (the "Common Preference
Shares") equal to (A) the Outstanding Company Common plus the Total Option Shares; multiplied by (B) $5.00, less $.08 for each calendar month fully elapsed between November 15, 1996 and the Closing Date (as adjusted for any stock split, stock dividend or similar event with respect to the Company Common Stock occurring after the date hereof); divided by (C) the average of the closing sale prices for Egghead Common Shares on the Nasdaq/NM over the 30 calendar day period ending three days prior to the Closing Date (the "Closing Average"); and

         (ii) a number of Egghead Common Shares determined by subtracting the Common Preference Shares and the Preferred Preference Shares (as defined below) from 5,600,000 and multiplying the result so obtained by a fraction, the numerator of which is the sum of the Outstanding Company Common and the Total Option Shares, and the denominator of which is the sum of (A) the Outstanding Company Common, (B) the number of shares of Company Common Stock into which the Outstanding Company Preferred is convertible in accordance with the Company's Articles of Incorporation immediately prior to the Closing, (C) the Total Option Shares and (D) the number of shares of capital stock of the Company, if any, issuable upon exercise, conversion or exchange of, or otherwise in respect of, any other securities or rights of the Company then outstanding (such denominator being referred to herein as the "Total Common Equivalents").

    (b) The number of Egghead Common Shares constituting the Aggregate Preferred Consideration shall be the total number of Egghead Common Shares determined under subsections (i) and (ii) below, rounding down to the nearest whole share:

         (i) a number of Egghead Common Shares (the "Preferred Preference Shares") equal to (A) the Outstanding Company Preferred; multiplied by (B) $6.56 (as adjusted for any stock split, stock dividend or similar event with respect to the Company Preferred Stock or otherwise affecting the conversion ratio of Company Preferred Stock into Company Common Stock under the Company's Articles of Incorporation occurring after the date hereof); divided by (C) the Closing Average; and

         (ii) a number of Egghead Common Shares determined by subtracting the Common Preference Shares and the Preferred Preference Shares from 5,600,000 and multiplying the result so obtained by a fraction, the numerator of which is the Outstanding Company Preferred and the denominator of which is the Total Common Equivalents.

    (c)  Notwithstanding any other provisions of this Agreement:

         (i) In no event shall the total number of Egghead Common Shares issuable pursuant to this Agreement in respect of Company Shares and Options exceed 5,600,000;

        (ii) In the event that the number of Egghead Common Shares determined solely under Section 4.5(b)(i) above would have equaled or exceeded 5,600,000 but for the limitation imposed by Section 4.5(c)(i) above, the Aggregate Preferred Consideration shall be 5,600,000 Egghead Common Shares, and the Aggregate Common Consideration shall be zero Egghead Common Shares;

       (iii) In the event that the number of Egghead Common Shares determined solely under Sections 4.5(b)(i) and 4.5(a)(i) above would have equaled or exceeded 5,600,000 but for the limitation imposed by Section 4.5(c)(i) above, the Aggregate Preferred Consideration shall be limited to the Preferred Preference Shares and the Aggregate Common Consideration shall be equal to 5,600,000 less the Preferred Preference Shares.

    (d) An example of how the Aggregate Common Consideration and the Aggregate Preferred Consideration (together, the "Merger Consideration") would be calculated, based on a specified assumed Closing Average, and how the Exchange Ratios would be calculated pursuant to Section 4.1 above, is attached hereto as
Exhibit 4.5(d). The parties agree that such example shall govern the calculation of the Merger Consideration under this Section 4.5 and the Exchange Ratios under Section 4.1 once the definitive Closing Average is established.

4.6 DISSENTERS' RIGHTS

    Any issued and outstanding Company Shares held by any Shareholder who, in accordance with Oregon Law, dissents from the Merger (a "Dissenting Shareholder") and requires appraisal of such Dissenting Shareholder's shares ("Dissenting Shares") shall not be converted or canceled as described elsewhere in this Article IV but instead shall become the right to receive from the Surviving Corporation such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Oregon Law; provided, however, that Dissenting Shares outstanding at the

Effective Time and held by a Dissenting Shareholder who shall after the Effective Time withdraw such Dissenting Shareholder's demand for appraisal or lose such Dissenting Shareholder's right of appraisal as provided by Oregon Law shall be deemed to be converted as of the Effective Time into the right to receive the consideration that would otherwise have been payable in respect thereof if no dissent had been made.

                                      ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company (which term for purposes of the provisions in this Article V other than Sections 5.1, 5.2, 5.3 and 5.4 shall include all of the Company's Subsidiaries) hereby represents and warrants to Egghead and Merger Sub that, as of the date of this Agreement and as of the Closing Date, except as set forth in the Company Disclosure Statement:

5.1 ORGANIZATION

    The Company is a corporation duly organized and validly existing under the laws of the state of Oregon and has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole (a "Company Adverse Effect"). The Company has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such licenses or approvals or the failure of such licenses and approvals to be valid and in full force and effect would not have a Company Adverse Effect.

5.2 SUBSIDIARIES

    (a) The name, jurisdiction of incorporation and jurisdictions of foreign qualification of each of the Company's Subsidiaries are as set forth in
Section 5.2(a) of the Company Disclosure Statement.  Except as set forth in
Section 5.2(a) of the Company Disclosure Statement, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest. Except as set forth in Section 5.2(a) of the Company Disclosure Statement, the Company owns 100% of the issued and outstanding shares of capital stock, or other ownership interests, of each of the Company's Subsidiaries, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim, and all the issued and outstanding shares of capital stock, or other ownership interests, of the Company's Subsidiaries are duly authorized and validly issued, fully paid and nonassessable, and were issued and acquired in compliance with all applicable federal, state and foreign securities and other laws.

    (b) Each Subsidiary of the Company (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own, operate and lease its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing would not have a Company Adverse Effect, (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Company Adverse Effect, and
(iii) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such approvals and licenses to be valid and in full force and effect would not have a Company Adverse Effect.

5.3 AUTHORIZATION AND ENFORCEABILITY

    This Agreement and the consummation of the transactions contemplated hereby have been approved by the Company's Board of Directors and have been duly authorized by all other necessary corporate action on the part of the Company (except for the approval of the Shareholders as contemplated by Section 7.3(a)). This Agreement has been duly executed and delivered by the Company and the Principal Shareholders and constitutes a valid and binding agreement of the Company and the Principal Shareholders, enforceable against the Company and the Principal Shareholders in accordance with its terms. The Company has delivered to Egghead true and correct copies of resolutions adopted by the Company's Board of Directors approving this Agreement.

5.4 CAPITAL STOCK

    (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 2,733,834 shares are outstanding as of the date hereof, and 3,000,000 shares of Company Preferred Stock, of which 552,592 shares are outstanding as of the date hereof. The outstanding Company Shares are held of record and beneficially by the Shareholders as set forth in the Company Disclosure Statement. All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all federal, state and foreign securities laws. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to Egghead.

    (b) There are outstanding on the date hereof no rights of first refusal, preemptive rights, conversion rights, options, warrants or other rights to acquire, directly or indirectly, capital stock from the Company or, to the Company's knowledge, from any Shareholder of the Company, except (i) Company Preferred Stock convertible into 552,592 shares of Company Common Stock and
(ii) Options representing in the aggregate the right to purchase up to 194,116 shares of Company Common Stock. Set forth in Section 5.4(b) of the Company Disclosure Statement is a spreadsheet accurately reflecting the number of Options outstanding, the grant dates, vesting schedules and exercise prices thereof (in each case, as applicable), and the identities of the holders thereof and an indication of their relationships to the Company. The respective exercise prices of all such Options are at least equal to the fair market value per share of Company Common Stock on the date such Options were granted.

    (c) Except as set forth in Section 5.4(c) of the Company Disclosure Statement, the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. Except as set forth in Section 5.4(c) of the Company Disclosure Statement, no Shareholder or any Affiliate thereof is indebted to the Company, the Company is not indebted to any of its Shareholders or any Affiliate thereof and the Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

5.5 LITIGATION

    Except as disclosed in Section 5.5 of the Company Disclosure Statement, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the Company's knowledge, threatened against the Company (or any Employee Benefit Plan), or any property of the Company (including the Company's Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body. To the Company's knowledge, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation which could reasonably be expected (a) to be materially adverse to the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), sales, margins, profitability, condition (financial or other) or prospects of the Company before or by any Person or
(b) to have a material adverse effect on the Company's ability to perform its obligations under this Agreement. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any of its officers or directors is a party which involve the transactions contemplated herein. Section 5.5 of the Company Disclosure Statement sets forth a description of any material disputes involving the Company which have been settled or resolved by arbitration or litigation since the Company's inception.

5.6 COMPLIANCE WITH LAWS

    (a) The Company has at all times complied, and is in compliance, with all federal, state, local and foreign laws, rules, regulations, ordinances, judgments, decrees and orders applicable to it, to its employees, or to the Real Property and the Personal Property, the failure to comply with which would, individually or in the aggregate, have, or reasonably be expected to have, a Company Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

    (b) The Company is not currently in material violation of any applicable building, zoning, environmental or other law, ordinance or regulation in respect of the Real Property or its offices, structures or operations. No such law, ordinance or regulation would reasonably be expected to prevent the use of substantially all of the Real Property for the conduct thereon of the business of the Company.

    (c) To the Company's best knowledge, the Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable federal, state, county or local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any Governmental Body relating to environmental (air, water, groundwater, soil, noise or odor) matters ("Environmental Laws"), including, by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resources Conservation and Recovery Act and the regulations issued thereunder, the Comprehensive Environmental, Response, Compensation, and Liability Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, comparable Oregon laws, and the regulations issued thereunder, and all other applicable federal, state, county, local and foreign environmental requirements where such violation might have a Company Adverse Effect.

    (d) Except as specifically set forth in Section 5.6(d) of the Company Disclosure Statement, the Company has not, in violation of any Environmental Laws, transported, stored, treated, recycled, handled or disposed of, or allowed or arranged for any Third Party to transport, store, treat, recycle, handle or dispose of (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any wastes, materials or substances identified in or regulated by any Environmental Laws; (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, carcinogens and radon, all to the extent regulated by any Environmental Laws; and (iii) gasoline, oil and other petroleum products (collectively, "Regulated Substances"), to or at any location other than a location lawfully permitted to receive such material for such purposes at such time. Set forth in Section 5.6(d) of the Company Disclosure Statement is a complete and accurate list of all locations to which the Company has ever transported, or caused to be transported or allowed or arranged for any Third Party to transport, any type of Regulated Substances for storage, treatment, handling, processing, burning, recycling or disposal, as required by the Environmental Laws.

    (e) Except as specifically set forth in Section 5.6(e) of the Company Disclosure Statement, no real property ever owned by the Company, including, but not limited to, all surface and subsurface soil, sediments, groundwater and surface water located on, in or under such real property, was during the period of use by the Company being contaminated with any Regulated Substances or constituents thereof, which contamination has given or may give rise to any material obligation under any Environmental Laws, the common law or otherwise. To the knowledge of the Company, except as specifically set forth in

Section 5.6(e) of the Company Disclosure Statement, no real property adjacent to or adjoining the Real Property has been so contaminated. To the knowledge of the Company, except as specifically set forth in Section 5.6(e) of the Company Disclosure Statement, no polychlorinated biphenyls, lead-based materials or asbestos are present in or on the Real Property or in any equipment located therein, in violation of any Environmental Laws.

    (f) Except as specifically set forth in Section 5.6(f) of the Company Disclosure Statement, the Company has recorded or filed, and has provided to Egghead, true, accurate and complete copies of all reports with respect to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of drums, barrels, containers or other closed receptacles) (any of the foregoing, a "Release"), caused by the Company and required by any Environmental Laws to be filed by the Company with any Governmental Body. Except as set forth in Section 5.6(f) of the Company Disclosure Statement, the Company has maintained all environmental and operating documents and records substantially in the manner and for the time periods required by any Environmental Laws.

    (g) Except as specifically set forth in Section 5.6(g) of the Company Disclosure Statement, the Company has not caused the Release of any Regulated Substances or constituents thereof on, from or off-site of its property, or of any Release from any facility owned or operated by third parties but with respect to which any of them is alleged to have liability.

    (h) Except as specifically set forth in Section 5.6(h) of the Company Disclosure Statement, there are not tanks which, when considered with all associated piping, are located either wholly or partially below the surface of the ground, and, without regard to whether they are in contact with soil, within a building or contamination structure or otherwise are located in, on or under the Real Property, and, except as specifically set forth in Section 5.6(h) of the Company Disclosure Statement, the Real Property, or any portion thereof, is not a "wetland" as defined by any law, environmental or otherwise, and is not subject to regulation.

5.7 COMPLIANCE WITH OTHER INSTRUMENTS

    (a) The Company is not in violation of any term of its Articles of Incorporation, Bylaws or other organizational documents. The Company is not in violation of any agreement or instrument relating to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, except for violations which, whether individually or in the aggregate, (i) have been validly waived and are disclosed in Section 5.7(a) of the Company Disclosure Statement or (ii) would not have a Company Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

    (b) The execution, delivery and performance of this Agreement by the Company and the Principal Shareholders and the consummation of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or Governmental Body applicable to the Company, (ii) require any Authorization or any consent or approval of any Governmental Body or nongovernmental Person, except compliance with applicable securities laws, compliance with the HSR Act, the approval of the shareholders of each of the Company and Egghead and the filing of the Merger Documents with the Oregon Secretary of State (all such Authorizations and other consents or approvals to be duly obtained at or prior to the Closing),
(iii) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (iv) result in the creation of any lien or encumbrance upon the assets of the Company or upon any outstanding Company Shares or other securities of the Company, (v) conflict with any provision of the Company's Articles of Incorporation or Bylaws (or equivalent organizational documents), or
(vi) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the Company's business.

5.8 EMPLOYEE BENEFIT PLANS

    (a) Section 5.8 of the Company Disclosure Statement sets forth an accurate and complete list and description of, and the annual amount expected to be paid for the Company's current fiscal year pursuant to, each employee benefit plan, policy, program, contract or arrangement covering or benefiting any officer, employee, former employee, director or former director of the Company or any dependents or beneficiaries of any such Person, or with respect to which the Company has (or could have) any material obligation or liability, including, but not limited to, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each retirement, pension, deferred compensation, profit-sharing, stock bonus, savings, bonus, severance, cafeteria, medical, dental, vision, life insurance, disability, accident insurance, medical expense reimbursement, dependent care expense reimbursement or tuition reimbursement plan, policy or program, each sick pay, holiday and vacation policy or program, each executive or deferred compensation plan or contract, each stock purchase, stock option or stock appreciation rights plan or arrangement, each severance agreement or plan and each employment, consulting or personal services contract with any officer, director or employee (such items are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee

Benefit Plan"). The Company has no agreement, arrangement, commitment or obligation to create any employee benefit plan, policy, program, contract or arrangement not identified in the Company Disclosure Statement or to modify or amend any existing Employee Benefit Plan.

    (b) The Company has delivered to Egghead true, correct and complete copies of all Employee Benefit Plans (including all amendments thereto), together with, to the extent applicable to a particular Employee Benefit Plan, the following:
(i) copies of the annual reports (Form 5500 series) filed with respect to the Employee Benefit Plan for the last three years; (ii) copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Employee Benefit Plan during the last three years; (iii) copies of any insurance contracts or trust agreements through which the Employee Benefit Plan is funded; (iv) copies of all contracts relating to the Employee Benefit Plan; (v) a copy of the most recent Internal Revenue Service determination letter issued with respect to the Employee Benefit Plan; and
(vi) notice of any material adverse change occurring with respect to the Employee Benefit Plan since the date of the most recently completed and filed annual report.

    (c) With respect to each Employee Benefit Plan: (i) the Company is, and at all times has been, in compliance with, and such Employee Benefit Plan is, and at all times has been, maintained, administered and operated in compliance with, the terms of such Employee Benefit Plan and all applicable laws, rules and regulations, including, but not limited to, ERISA and the Code; (ii) all Tax Returns and other information relating to such Employee Benefit Plan required to be filed with any Governmental Body have been accurately, timely and properly filed; (iii) all notices, statements, reports and other disclosures required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided; (iv) neither the Company nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA with respect to such Employee Benefit Plan and which is not otherwise exempt from the prohibited transactions provisions of ERISA; and (v) no event has occurred or, to the Company's best knowledge, is threatened or about to occur that would constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code and which is not otherwise exempt from the prohibited transaction provisions of ERISA or the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and at all times since inception has been so qualified, and its related trust is and at all times since inception has been exempt from taxation under Section 501(a) of the Code. Each Employee Benefit Plan that constitutes a "group health plan" within the meaning of Section 4980B(g)(2) of the Code or Section 607(1) of ERISA has been administered and operated at all times in compliance with the requirements of Section 4980B(f) of the Code and Title I, Subtitle B, Part 6 of ERISA.

    (d) All contributions and other payments required to have been made by the Company (including any pretax or post-tax contributions or payments by employees or their dependents) to any Employee Benefit Plan (or to any Person pursuant to the terms thereof) have been so made, and the amount of any such payment or contribution obligation that has accrued, but is not yet due, as of the date hereof, has been properly reflected in the Company Financial Statements in accordance with GAAP.

    (e) There are no actions, suits or claims (other than routine claims for benefits) pending, and to the Company's knowledge there are no actions, suits or claims threatened, with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan, nor, to the Company's knowledge, is there a reasonable basis for any such action, suit or claim. None of the Employee Benefit Plans is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other Governmental Body, and, to the Company's knowledge, no such action is contemplated or under consideration by the IRS, DOL or any other Governmental Body.

    (f) The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multi-employer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, or any plan that is subject to Section 302 or Title IV of ERISA or
Section 412 of the Code.

    (g) The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons, organizations and/or entities that is treated as a single employer under
Section 414(o) of the Code.

    (h) No Employee Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(l) of ERISA provides, or has any obligation to provide, benefits with respect to current or former employees of the Company or any other entity beyond their retirement or other termination of service, including, without limitation, post-retirement (or post-termination) medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis, other than continuation coverage required to be provided under
Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA.

    (i) The consummation of any transaction contemplated hereby will not result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement or (ii) benefit under any Employee Benefit Plan being established or becoming accelerated, vested or payable.

5.9 TAXES

    The Company has (a) duly and timely filed, including valid extensions, with the appropriate Governmental Bodies all Tax Returns required to have been filed with respect to the Company and its business, all of which Tax Returns are true, correct and complete and (b) paid in full or provided for all Taxes that are due or claimed to be due by any Governmental Body (whether or not shown as due on the Tax Returns). Except as described in Section 5.9 of the Company Disclosure Statement, (i) the reserves and provisions for Taxes reflected in the Company Financial Statements are adequate for the payment of current Taxes not yet due and payable; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against the Company, and no audit or investigation by any Governmental Body is under way with respect to Taxes, interest or other charges; (iii) to its knowledge, no circumstances exist or have existed which would constitute grounds for assessment against the Company of any Tax liability with respect to any period for which Tax Returns have been filed; (iv) the Company has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations;
(v) any Taxes incurred by the Company or accrued by it since May 31, 1996 have arisen in the ordinary course of business; and (vi) the Company has not filed any consent to the application of Section 341(f)(2) of the Code to any assets held, acquired or to be acquired by it. The Company has furnished Egghead with complete and correct copies of all Tax Returns filed by the Company. There are no Tax liens on any property or assets of the Company other than liens for Taxes not yet due and payable. No claim has been made by an authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company (1) has not made any payments, is not obligated to make any payments, and is not a party to any agreement (including this Agreement) that could obligate it to make any payments that will not be deductible under Section 280G of the Code; (2) has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code; (3) is not a party to any Tax allocation or sharing agreement;
(4) has not been a member of an affiliated group filing a consolidated income Tax Return; and (5) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferor or successor by contract or otherwise.

5.10     INTELLECTUAL PROPERTY

    The Company owns, or has the defensible right to use, all Intellectual Property used in the Company's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, would not be reasonably expected (so far as can be foreseen at the time) to have a Company Adverse Effect. Neither the Company's operations nor any of its Intellectual Property or Intellectual Property Licenses infringe or provide any basis to believe that its operations or any of its Intellectual Property or Intellectual Property Licenses would infringe upon any validly issued or pending trademark, trade name, service mark, copyright or, to the Company's knowledge, any validly issued or pending patent or other right of any other Person, nor, to the Company's knowledge, is there any infringement by any other Person of any of the Company's Intellectual Property or of any other intellectual property to which the Company's Intellectual Property Licenses relate.

5.11     FINANCIAL STATEMENTS

    The Company has provided to Egghead true and correct copies of its
(a) audited consolidated balance sheets as of May 31, 1995 and 1996, and related audited statements of operations, shareholders' equity and cash flows for the fiscal years then ended and (b) unaudited consolidated balance sheets as of February 28, 1997, and related unaudited statements of operations, shareholders' equity and cash flows for the three fiscal quarters then ended (collectively, including the notes thereto, the "Company Financial Statements"). Each of the Company Financial Statements (including the related notes) presents fairly, in all material respects, the consolidated financial position, results of operations, cash flows and shareholders' equity of the Company and its Subsidiaries as of the respective dates and for the respective periods thereof, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein. The Company has no liabilities or financial obligations (absolute, accrued, contingent or otherwise) required to be disclosed in the Financial Statements or notes thereto, in accordance with GAAP, which are not fully reflected or reserved against in the February 28, 1997 balance sheet, except such liabilities or obligations that (i) are listed in
Section 5.11 of the Company Disclosure Statement or (ii) are not in excess of $25,000 in the aggregate or $5,000 individually. The Company maintains standard systems of accounting which are adequate for its business. The Company has not agreed to be a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. All outstanding Options have been granted at exercise prices at least equal to the fair market value per share of Company Common Stock on the respective dates such Options were granted, and, in the event the Merger is completed pursuant to this Agreement, Egghead will not be required to recognize any charge against earnings or other expense in respect of the Options.

5.12     ABSENCE OF CERTAIN CHANGES OR EVENTS

    Except as specifically set forth in Section 5.12 of the Company Disclosure Statement and except for transactions specifically contemplated in this Agreement, since May 31, 1996, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company has:

    (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business or involving an insignificant obligation or expenditure;

    (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or Affiliate of the Company);

    (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment);

    (d) experienced any material adverse change in the Company's business, properties, operations, condition (financial or other), assets, liabilities or prospects;

    (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise), except liabilities and obligations that (i) were incurred in the ordinary course of business and consistent with past practice or (ii) are not in excess of $25,000 in the aggregate or $5,000 individually, or increased, or experienced any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

    (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, or not in excess of $25,000 in the aggregate or $5,000 individually, of claims, liabilities and obligations reflected or reserved against in the May 31, 1996 balance sheet or incurred in the ordinary course of business and consistent with past practice since
May 31, 1996, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

    (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except (i) assessments for current Taxes not yet due and payable, (ii) landlord's liens for rental payments not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

    (h) written down the value of any inventory (including write-downs by reason of shrinkage, markdown or obsolescence) or written off as uncollectible any notes or accounts receivable, except any such write-downs or write-offs that were not material in amount or significance to the Company and were in the ordinary course of business and consistent with past practice;

    (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except the sale of inventory in the ordinary course of business and consistent with past practice;

    (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

    (k) except as disclosed in the Financial Statements, made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $25,000 for additions to property, plant, equipment or intangible capital assets;

    (l) made any change in any method of accounting or accounting practice or internal control procedure;

    (m) issued any capital stock or other securities (other than grants of options under the Company Option Plans or the issuance of Company Common Stock upon the exercise of options granted under the Company Option Plans), or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

    (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's shareholders, officers, directors or employees or any Affiliate thereof, except for (i) compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended, and (ii) funds advanced to the Company's employees for travel expenses in the ordinary course of business and consistent with past practice;

    (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued, contingent or otherwise) of the Company, as guarantor, surety, cosigner, endorser, comaker, indemnitor or otherwise in respect of the obligation of any other Person;

    (p) received notice of, or otherwise obtained knowledge of (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company in any court or before any arbitrator of any kind or before or by any Governmental Body; (ii) any valid basis for any action, claim, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to the Company or any employee of the Company; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any employee of the Company is a party and where such items in clause (i), (ii) or (iii) above relate directly to the transactions contemplated herein or which would be reasonably expected to have a Company Adverse Effect;

    (q) entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or any amendment or change to any existing license or other agreement relating to Intellectual Property, other than in the ordinary course of business;

    (r) received notice that there has been a loss of, or contract cancellation by, any material current or prospective customer, licensor or distributor of the Company; or

    (s) agreed, whether in writing or otherwise, to take any action described in this Section 5.12.

5.13     CONTRACTS AND LEASES

    Section 5.13 of the Company Disclosure Statement contains an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, to which the Company is a party or by which the Company is bound, including, without limitation, security agreements, license agreements, equipment leases, sales agreements, distributorship agreements, credit agreements and instruments relating to the borrowing of money; provided, however, that such list need not include oral agreements to purchase inventory of the Company made in the ordinary course of the Company's business, consistent with past practices, that are converted to written purchase orders or other written form within 24 hours after such oral agreement is made. Each of such contracts, leases, agreements and understandings is in full force and effect and is valid, binding and enforceable in accordance with its terms against each party thereto, and (A) none of the Company or, to the Company's knowledge, any other party thereto has breached any of the above or is in default thereunder, (B) no event has occurred which, with notice or lapse of time, or both, would constitute such a breach or default, (C) no claim of material default thereunder has been asserted or threatened, and (D) none of the Company or, to the Company's knowledge, any other party thereto is seeking the termination or renegotiation thereof or substitute performance thereunder, or intends to refuse to renew or continue, or to exercise or decline to exercise any right or option under such contract, lease, agreement or understanding.
True and complete copies of each such written contract, lease, agreement or understanding (and written summaries of the terms of any such oral contracts, leases, agreements and understandings) have been heretofore delivered to Egghead. Except as specifically set forth in Section 5.13 of the Company Disclosure Statement, the Company has no:

    (a) outstanding sales or service contracts, bids, commitments or proposals which are priced significantly lower than the Company's customary list price for such products or services such that the contract, bid, commitment or proposal might be expected by the Company to result in any loss upon completion or performance thereof, or the realization of less than the Company's usual and customary margins upon completion or performance thereof;

    (b) contracts with its officers, directors, employees, shareholders, agents, consultants, advisors, suppliers, vendors or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by the Company within 30 days' notice without liability, penalty or premium exceeding $5,000;

    (c) agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

    (d) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

    (e) noncompetition agreement or other restriction from carrying on its business anywhere in the world;

    (f) liability or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates; or

    (g) disagreement with any of its suppliers, vendors, customers, licensors or licensees.

5.14     INSIDER INTERESTS

    Except as set forth in Section 5.14 of the Company Disclosure Statement, no Shareholder, officer, director, Affiliate or other representative of the Company has any interest (other than as a shareholder of the Company) (a) in any of the Company's Real Property or Personal Property or (b) to the Company's knowledge, in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. The Company and its Shareholders, officers and directors have no interest, either directly or indirectly, in any Person that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity which is competitive with the business in which the Company is now engaged or proposes to engage (other than as a beneficial owner of shares in a publicly held company aggregating less than 5% of the total outstanding equity interest in such company, held for investment only); (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company's employees (or Persons performing similar functions); or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or anticipated future conduct of the Company's business.

5.15     BROKERS AND FINDERS

    Except as set forth in Section 5.15 of the Company Disclosure Statement, neither the Company nor any Principal Shareholder has employed any investment banker, broker, finder, consultant or intermediary, in connection with the transactions contemplated by this Agreement, which would be entitled to any investment banking, brokerage, finder's or similar fee or commission payable by the Company in connection with this Agreement or the transactions contemplated hereby.

5.16     S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

    None of the information supplied or to be supplied by the Company or the Principal Shareholders for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus, at the time of the Egghead Shareholders Meeting and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or its Principal Shareholders, officers or directors shall occur that is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, the Company shall notify Egghead thereof by reference to this Section 5.16 and cooperate with Egghead in preparing and filing with the SEC and, as required by law, disseminating to the shareholders of Egghead and the Company an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

5.17     TAX MATTERS

    The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of the Company attached hereto as Exhibit 5.17 (the "Company Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

5.18     PROPERTY

    (a) The Company owns no real property and leases no real property other than as set forth in Section 5.18(a) of the Company Disclosure Statement, which contains a complete and accurate list of all real property of the Company which is owned, leased, rented or used by the Company (the "Real Property").

    (b) The Company has separately delivered to Egghead a complete and accurate report for the period beginning June 1, 1996 of the Company's fixed asset and roll-forward schedule, which lists all leasehold interests in personal property, improvements, leased equipment and other furniture, equipment and personal property (the "Personal Property"), showing aggregate additions, deletions and changes through February 28, 1997. The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000) reflected in the May 31, 1996 balance sheet and all the properties and assets purchased by the Company since May 31, 1996 (except for such properties or assets sold since such date in the ordinary course of business and consistent with past practice). The Real Property and the Personal Property include all material property used in the business of the Company.

    (c) The Company's leasehold interest in each parcel of Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed upon it thereunder, and neither the Company nor any other party thereto is in material default thereunder nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. Except as set forth in Section 5.18(c) of the Company Disclosure Statement, no consent is required from any Person under any lease or other agreement or instrument relating to the Real Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

    (d) The Company's offices, stores, warehouses and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety and other laws and regulations.

    (e) Except as set forth in Section 5.18(e) of the Company Disclosure Statement, and except for (i) assessments for current Taxes not yet due and payable, (ii) landlord's liens for rental payments in respect of the Real Property incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable, the Personal Property is free and clear of all liens, and, other than leased Personal Property which is so noted on the list supplied pursuant to clause (a) of this Section 5.18, the Company owns such Personal Property.

    (f) Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. Except as set forth in
Section 5.18(f) of the Company Disclosure Statement, no consent is required from any Person under any lease or other agreement or instrument relating to the Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property.

    (g) Neither the whole nor any portion of the leaseholds or any other assets or property of the Company is subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

5.19     CUSTOMERS AND SUPPLIERS

    The Company has disclosed in writing to Egghead (a) a complete and accurate list of the customers of the Company accounting for 5% or more of the Company's sales during the six-month period ended February 28, 1997, showing the approximate total sales by the Company to each such customer during such period, and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company during the six-month period ended February 28, 1997. The Company has no basis to expect any material modification to its relationship with any such customer or supplier with whom the Company has a written agreement, contract or other commitment.

5.20     ORDERS, COMMITMENTS AND RETURNS

    Section 5.20 of the Company Disclosure Statement contains (a) an accurate summary of the Company's total backlog of orders as of April 5, 1997 (including all accepted and unfulfilled sales orders) and (b) the aggregate of all outstanding purchase orders issued by the Company as of February 28, 1997 (which include all contracts or commitments for the purchase by the Company of merchandise, materials or other supplies). A list of all outstanding purchase orders for inventory in excess of $5,000 as of February 28, 1997, categorized by vendor, has been provided by the Company to Egghead in writing. All such sale and purchase commitments were made in the ordinary course of business. Except as set forth in the Company Disclosure Statement, there are no outstanding claims in excess of $50,000 in the aggregate or $20,000 individually against the Company to return products or merchandise by reason of alleged failure to conform to customer expectations, defective products, missed delivery dates or otherwise, or of products in the possession of customers under an understanding that such products would be returnable.

5.21     LABOR AND EMPLOYMENT MATTERS

    There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's knowledge, threatened against or involving the Company or any of its present or former employees, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would be reasonably expected to have a material adverse effect upon the business properties, operations, condition (financial or other) or prospects of the Company. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. No collective bargaining agreement is binding on the Company, and the Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union or other employee organization with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to Egghead. To the Company's knowledge, no employee (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party, and the Company will use its best efforts to prevent any such violation.
Section 5.21 of the Company Disclosure Statement sets forth a true and complete list of (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all labor union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to above and has no obligation or liability for severance or back pay owed through or by virtue of the Closing. Except as disclosed in Section 5.21 of the Company Disclosure Statement, all employees of the Company are employed on an "at will" basis.

5.22     ACCOUNTS RECEIVABLE

    All accounts receivable of the Company reflected in the February 28, 1997 balance sheet, or existing at the Effective Time, represent (or will represent) sales actually made in the ordinary course of business and were recorded (or will be recorded) in the Company's books consistently with generally accepted principles governing revenue recognition, consistently applied during the periods involved. The bad debt reserves and sales return allowances, if any, reflected in the February 28, 1997 balance sheet are in conformity with GAAP consistently applied during the periods involved. Set forth in Section 5.22 of the Company Disclosure Statement is a full and complete list and aging study of all consolidated accounts receivable of the Company existing as of February 28, 1997.

5.23     INVENTORY

    The inventory reflected in the February 28, 1997 balance sheet and the related reserve are reflected in conformity with GAAP consistently applied during the periods involved. All items in the inventory reflected in the February 28, 1997 balance sheet or as currently owned by the Company are of a quality and quantity usable and salable in the ordinary course of the Company's business. Such inventory consists of merchandise, materials and supplies used or sold in the business of the Company.

5.24     CORPORATE BOOKS AND RECORDS

    The Company has furnished to Egghead or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto,
(b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's Shareholders, Board of Directors and any committees thereof since the Company's inception, and accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

5.25     LICENSES, PERMITS, AUTHORIZATIONS

    Except as identified in Section 5.25 of the Company Disclosure Statement and except where the failure to obtain any of the following would not have a Company Adverse Effect, the Company has received all currently required Authorizations, licenses, orders, registrations and permits of all Governmental Bodies. The Company has not received any notifications of any asserted present failure by it to have obtained any such Authorization, license, order, registration or permit, or past and unremedied failure to obtain such items.

5.26     INSURANCE

    The Company maintains (a) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

5.27     ABSENCE OF QUESTIONABLE PAYMENTS

    Neither the Company nor any Principal Shareholder, director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign governmental officials or others. The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

5.28     BANK ACCOUNTS

    Section 5.28 of the Company Disclosure Statement sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

5.29     FULL DISCLOSURE

    The Company Financial Statements, the representations and warranties and other agreements of the Company contained in this Agreement, and all information in the Company Disclosure Statement and in the Exhibits hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading, and no other information furnished by the Company to Egghead or its representatives in connection with this Agreement or by the Company to the Shareholders in connection with their approval of the Merger and execution and delivery of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                                      ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF EGGHEAD
                                    AND MERGER SUB

    Each of Egghead and Merger Sub hereby represents and warrants to the Company that, as of the date of this Agreement and as of the Closing Date, except as set forth in the Egghead Disclosure Statement:

6.1 ORGANIZATION

    Egghead is a corporation duly organized and validly existing under the laws of the state of Washington and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. Egghead is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Egghead and its Subsidiaries taken as a whole (an "Egghead Adverse Effect"). Egghead has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such approvals and licenses to be valid and in full force and effect would not have an Egghead Adverse Effect.

6.2 OPERATIONS OF SUBSIDIARIES

    Each Subsidiary of Egghead (a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing would not have an Egghead Adverse Effect, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have an Egghead Adverse Effect, and (c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such approvals and licenses to be valid and in full force and effect would not have an Egghead Adverse Effect.

6.3 AUTHORIZATION AND ENFORCEABILITY

    This Agreement and the consummation of the transactions contemplated hereby have been approved by the respective Boards of Directors of Egghead and Merger Sub and by Egghead as the sole shareholder of Merger Sub, and have been duly authorized by all other necessary corporate action on the part of each of them (except for the approval of Egghead's shareholders contemplated by Section 7.3(b)). This Agreement has been duly executed and delivered by Egghead and Merger Sub and constitutes a valid and binding agreement of Egghead and Merger Sub, enforceable against Egghead and Merger Sub in accordance with its terms. Egghead has delivered to the Company true and correct copies of resolutions adopted by the Board of Directors of each of Egghead and Merger Sub approving this Agreement.

6.4 CAPITAL STOCK

    The authorized capital stock of Egghead consists of (a) 50,000,000 Egghead Common Shares and (b) 16,569,848 shares of preferred stock, $.01 par value per share, of which 3,413,460 shares are designated as Series A Preferred Stock, 1,656,388 shares are designated as Series B Preferred Stock and 1,500,000 shares are designated as Series C Preferred Stock. All the outstanding Egghead Common Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Egghead is entitled to preemptive or cumulative voting rights. As of the close of business on February 28, 1997, 17,591,087 Egghead Common Shares and no shares of preferred stock were issued and outstanding, and since that date there have been no further issuances of Egghead Common Shares, except in connection with the exercise of options issued pursuant to the Egghead Option Plans, and except for issuances of Egghead Common Shares pursuant to the Egghead, Inc. 1989 Employee Stock Purchase Plan (the "Egghead Employee Stock Purchase Plan"). Except as disclosed in the Egghead SEC Reports, all outstanding shares of capital stock of the Subsidiaries of Egghead are owned by Egghead or a direct or indirect wholly owned Subsidiary of Egghead, free and clear of all liens, charges, encumbrances, claims and options of any nature. There are outstanding on the date hereof no options, warrants or other rights to acquire capital stock from Egghead or any of its Subsidiaries, nor are there any securities outstanding which are directly or indirectly convertible into or exchangeable for shares of capital stock of Egghead or any of its Subsidiaries, except options to purchase Egghead Common Shares granted pursuant to the Egghead Option Plans and rights existing under the Egghead Employee Stock Purchase Plan. As of the close of business on February 28, 1997, there were 1,768,857 Egghead Common Shares available for issuance upon exercise of stock options not yet granted, 3,583,538 Egghead Common Shares reserved for issuance upon exercise of stock options outstanding as of such date, and 323,844 Egghead Common Shares reserved for issuance under the Egghead Employee Stock Purchase Plan. Egghead has not declared, and no Person has any accrued right to receive, any distribution with respect to shares of capital stock of Egghead. Except as set forth in Section 6.4 of the Egghead Disclosure Statement, between February 28, 1997 and the date of this Agreement, Egghead has not granted any additional options to purchase Egghead Common Shares pursuant to the Egghead Option Plans.

6.5 AUTHORIZATION FOR EGGHEAD COMMON SHARES

    Prior to the Effective Time, Egghead will have taken all necessary action to permit it to issue the number of Egghead Common Shares required to be issued pursuant to Article IV. The Egghead Common Shares issued pursuant to Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no shareholder of Egghead will have any preemptive right of subscription or purchase in respect thereof. The issuance of the Egghead Common Shares pursuant to this Agreement will be registered under the Securities Act and registered or exempt from registration under any applicable state securities laws.

6.6 LITIGATION

    Except as disclosed in the Egghead SEC Reports or in Section 6.6 of the Egghead Disclosure Statement, there are no material actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Egghead, threatened against Egghead or any of its Subsidiaries, or any property of Egghead or any such Subsidiary (including any Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Egghead or any of its officers or directors is a party which involve the transactions contemplated herein.

6.7 COMPLIANCE WITH LAWS

    Egghead has at all times complied, and is in compliance, with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees, or to its real property or personal property, the failure to comply with which would, individually or in the aggregate, have, or reasonably be expected to have, an Egghead Adverse Effect or a material adverse effect on the ability of Egghead to perform its obligations under this Agreement, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters. Egghead has not received any notification of any asserted present or past unremedied failure by Egghead to comply with any of such laws, rules, ordinances, decrees or orders.

6.8 COMPLIANCE WITH OTHER INSTRUMENTS

    (a) Neither Egghead nor any of its Subsidiaries is in violation of any term of (i) its charter, Bylaws or other organizational documents or (ii) any agreement or instrument relating to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, except for violations the consequences of which, whether individually or in the aggregate, would not have an Egghead Adverse Effect or a material adverse effect on the ability of Egghead to perform its obligations under this Agreement.

    (b) The execution, delivery and performance of this Agreement by Egghead and Merger Sub and the consummation of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or Governmental Body applicable to Egghead or Merger Sub, (ii) require any Authorization or any consent or approval of any Governmental Body or nongovernmental Person, except compliance with applicable securities laws, compliance with the HSR Act, the approval of the shareholders of each of the Company and Egghead and the filing of all documents necessary to consummate the Merger with the Oregon Secretary of State (all such Authorizations and other consents or approvals to be duly obtained at or prior to the Closing), (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Egghead or Merger Sub is a party or by which it is bound or to which any assets of the Company are subject, (iv) result in the creation of any lien or encumbrance upon the assets of Egghead or Merger Sub or upon any outstanding securities of Egghead or Merger Sub, (v) conflict with any provision of the charter or Bylaws of Egghead or Merger Sub, or (vi) invalidate or adversely affect any permit, license, authorization or status used in the conduct of Egghead's business.

6.9 TAXES

    Egghead and its Subsidiaries have filed all Tax Returns required to be filed by them and have paid all Taxes shown to be due thereon, other than Taxes appropriate reserves for which have been made in the Egghead Financial Statements (and, to the extent material, such reserves have been accurately described to the Company). There are no assessments or adjustments for Taxes that have been asserted in writing against Egghead or its Subsidiaries for any period for which Egghead has not made appropriate reserves in the Egghead Financial Statements.

6.10     INTELLECTUAL PROPERTY

    Egghead and its Subsidiaries own, or have the defensible right to use, all Intellectual Property used in Egghead's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, would not be reasonably expected (so far as can be foreseen at the time) to have an Egghead Adverse Effect. Neither Egghead's operations nor any of its Intellectual Property or Intellectual Property Licenses infringe or provide any basis to believe that its operations or any of its Intellectual Property or Intellectual Property Licenses would infringe upon any validly issued or pending trademark, trade name, service mark, copyright or, to Egghead's knowledge, any validly issued or pending patent or other right of any other Person, nor, to Egghead's knowledge, is there any infringement by any other Person of any of Egghead's Intellectual Property or of any other intellectual property to which Egghead's Intellectual Property Licenses relate.

6.11     REPORTS AND FINANCIAL STATEMENTS

    Except as set forth in Section 6.11 of the Egghead Disclosure Statement, Egghead has timely filed all reports (including, without limitation, proxy statements) required to be filed with the SEC since January 1, 1994 (collectively, the "Egghead SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all Egghead SEC Reports. None of the Egghead SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Egghead SEC Reports presents fairly, in all material respects, the consolidated financial position of Egghead and its Subsidiaries as of the respective date thereof, and the other related financial statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the cash flows of Egghead and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. Egghead has no liabilities or financial obligations (absolute, contingent or otherwise) required to be disclosed in its financial statements or the notes thereto in accordance with GAAP which are not fully reflected or reserved against in the unaudited balance sheet contained in its report on Form 10-Q for the quarter ended December 28, 1996, except such liabilities or obligations that would not be reasonably expected (so far as can be foreseen at the time) to have an Egghead Adverse Effect. Except as set forth in Section 6.11 of the Egghead Disclosure Statement, all of the Egghead SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

6.12     ABSENCE OF CERTAIN CHANGES OR EVENTS

    During the period since December 28, 1996, and except as disclosed in the Egghead SEC Reports, (a) the business of Egghead has been conducted only in the ordinary course, consistent with past practice, (b) Egghead has not entered into any material transaction other than in the ordinary course of business and consistent with past practice, and (c) there has not been any material adverse change in the business, properties, operations, condition (financial or other), assets, liabilities or the reasonably foreseeable prospects of Egghead and its Subsidiaries taken as a whole (other than as a result of economic or political developments of general applicability).

6.13     CONTRACTS AND LEASES

    The Egghead SEC Reports contain an accurate and complete list of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act and the applicable rules and regulations thereunder. Each of such contracts, leases, agreements and understandings is in full force and effect and is valid, binding and enforceable in accordance with its terms against each party thereto, and (a) none of Egghead or its Subsidiaries or, to Egghead's knowledge, any other party thereto has breached any of the above or is in default thereunder, (b) no event has occurred which, with notice or lapse of time, or both, would constitute such a breach or default, (c) no claim of material default thereunder has, to Egghead's knowledge, been asserted or threatened, and (d) none of Egghead or its Subsidiaries or, to Egghead's knowledge, any other party thereto is seeking the termination or renegotiation thereof or substitute performance thereunder or intends to refuse to renew or continue, or to exercise or decline to exercise any right or option under, such contract, lease, agreement or understanding.

6.14     OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES; ASSETS OF MERGER SUB

    (a) Merger Sub was formed by Egghead solely for the purpose of engaging in the transactions contemplated hereby.

    (b) As of the date hereof and at the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Egghead directly. There are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

    (c) As of the date hereof and at the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Merger Sub has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

    (d) Egghead will take all action necessary to ensure that Merger Sub at no time prior to the Effective Time owns any asset other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub if the Merger is consummated.

6.15     BROKERS AND FINDERS

    Except for the fees and expenses payable to Donaldson, Lufkin & Jenrette, Egghead has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.16     S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

    None of the information supplied or to be supplied by Egghead or Merger Sub for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus, at the time of the Egghead Shareholders Meeting and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Egghead, its officers and directors or any of its Subsidiaries shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, Egghead shall notify the Company thereof by reference to this Section 6.16 and, in the case of the Proxy Statement/Prospectus or the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Egghead and the Company, and such amendment or supplement shall comply with all provisions of applicable law. The S-4 Registration Statement will comply (with respect to Egghead and Merger Sub) as to form in all material respects with the provisions of the

Securities Act. The Proxy Statement/Prospectus will comply (with respect to Egghead and Merger Sub) in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

6.17     TAX MATTERS

    The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of Egghead attached hereto as Exhibit 6.17 (the "Egghead Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

6.18     FULL DISCLOSURE

    The Egghead Financial Statements, the representations and warranties and other agreements of Egghead contained in this Agreement, and all information in the Egghead Disclosure Statement and in the Exhibits hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading and no other information furnished by Egghead to the Company or its representatives in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

6.19     EMPLOYEE BENEFIT PLANS

    The Egghead Employee Benefit Plans are as described in the Egghead SEC Reports.

                                     ARTICLE VII


                         ADDITIONAL COVENANTS AND AGREEMENTS

7.1 CONDUCT OF BUSINESS OF THE COMPANY

    Except as contemplated by this Agreement or as set forth in the Company Disclosure Statement, during the period from the date of this Agreement to the Effective Time, (a) the Company will conduct its operations according to its ordinary course of business and consistent with past practice, (b) the Company will not enter into any material transaction other than in the ordinary course of business and consistent with past practice, and (c) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, the Company will seek to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Egghead, which consent shall not be unreasonably withheld:

    (a) except for Company Shares issued upon exercise of Options outstanding as of the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional shares of its capital stock of any class (including the Company Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock other than grants of nonqualified stock options to new employees in the ordinary course of business and consistent with past practice in an aggregate amount not to exceed 25,000 shares of Company Common Stock (the shares issuable in respect of any such options granted to be included in the definition of Total Option Shares for purposes of this Agreement), all such options to have exercise prices no less than the fair market value per share of Company Common Stock on the date of grant, or (ii) any other securities in respect of, in lieu of or in substitution for Company Shares outstanding on the date hereof;

    (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Company Shares);

    (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to the Company's shareholders in their capacity as such;

    (d) (i) grant any material increases in the compensation of any of its directors, officers or key employees, (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or key employee, whether past or present, (iii) enter into any new, or materially amend any existing, employment agreement with any such director, officer or key employee, (iv) enter into any new, or materially amend any existing, severance agreement with any such director, officer or key employee, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Benefit Plan;

    (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

    (f) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course of business and consistent with past practice, any other assets in excess of $25,000;

    (g)  adopt any amendments to its Articles of Incorporation or Bylaws;

    (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

    (i) engage in the conduct of any business the nature of which is materially different than the business the Company is currently engaged in;

    (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

    (k) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $25,000 per year which is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business for the purchase of merchandise to be resold by the Company; or

    (l) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.2 NO SOLICITATIONS

    (a) The Company shall not, directly or indirectly, through any Shareholder, officer, director, employee, representative or agent of the Company or any of its Subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company from referring any Third Party to this Section 7.2 or from making a copy of this Section 7.2 available to any Third Party. Nothing contained in this
Section 7.2 shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the shareholders of the Company (after consulting with its financial advisors, and determining after consulting with counsel that the Board of Directors is required to do so in order to discharge properly its fiduciary duties) a Superior Proposal. A "Superior Proposal" shall mean an unsolicited bona fide Acquisition Proposal made by a Third Party on terms that a majority of the members of the Company's Board of Directors determines in their good faith reasonable judgment (based on the advice of an independent financial advisor) would be more favorable to the Company's shareholders than the transactions contemplated by this Agreement and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with an independent financial advisor), is reasonably capable of being financed by such Third Party.

    (b) The Company shall promptly (but in no case later than 24 hours) notify Egghead after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Egghead shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

    (c) If the Board of Directors of the Company receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Board of Directors of the Company determines that such proposal is a Superior Proposal then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Egghead, provide such party with access to information regarding the Company. The Company will promptly (but in no case later than 24 hours) notify Egghead of any determination by the Company's Board of Directors that a "Superior Proposal" has been made.

    (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Egghead and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any Third Party from any confidentiality or standstill agreement to which the Company is a party.

    (e) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries, and any investment banker or other advisor or representative retained by the Company, are aware of the restrictions described in this Section 7.2.

7.3 MEETINGS OF SHAREHOLDERS

    (a) The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its Shareholders (the "Company Shareholders Meeting") as promptly as practicable to consider and vote upon the Merger. Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised by counsel, the Board of Directors of the Company shall recommend and declare advisable such approval, and the Company shall as promptly as possible following dissemination of the Proxy Statement/Prospectus take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Pursuant to the terms of the Shareholders Agreement attached hereto as Exhibit 7.3 (the "Shareholders Agreement"), Affiliates who are Shareholders of the Company each have agreed to vote all Company Shares owned by them or over which they have voting control, or to execute or cause to be executed consents, to grant their approval of the Merger and this Agreement. Any other Affiliates of the Company have signed a letter containing certain representations relating to securities law restrictions.

    (b) Egghead will take all action necessary in accordance with applicable law, the rules and regulations of the Nasdaq/NM, and Egghead's Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Egghead Shareholders Meeting") as promptly as practicable to consider and vote upon the issuance of Egghead Common Shares in the Merger (the "Issuance"). Subject to the fiduciary duties of Egghead's Board of Directors under applicable law as advised by counsel, the Board of Directors of Egghead shall recommend and declare advisable such approvals and Egghead shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval.

    (c) Egghead, as the sole shareholder of Merger Sub, will act by written consent to approve the Merger and the adoption of this Agreement by Merger Sub, which consent Egghead and Merger Sub represent and warrant will constitute the requisite approval of the Merger and this Agreement by Merger Sub.

7.4 REGISTRATION STATEMENT/PROXY MATERIALS

    Egghead and the Company will, as promptly as practicable, prepare and file with the SEC preliminary proxy materials (requesting confidential treatment thereof) that will constitute a proxy statement in connection with the vote of Egghead's shareholders with respect to the Issuance, and the vote of the Company's Shareholders with respect to the Merger, together with any amendments thereof or supplements thereto (in each case, in the form or forms mailed to Egghead's and the Company's shareholders, the "Proxy Statement/Prospectus"). Egghead will also prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing the definitive Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the Egghead Common Shares issuable upon conversion of the Company Shares and the other transactions contemplated hereby. Egghead and the Company will use all reasonable efforts to have the S-4 Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of Egghead and the Company at the earliest practicable date. If at any time prior to the Effective Time any event relating to or affecting the Company or Egghead shall occur as a result of which it is necessary, in the opinion of counsel for the Company or of counsel for Egghead, to supplement or amend the S-4 Registration Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company or of Egghead is sought, the Company and Egghead will forthwith prepare and file with the SEC an amendment or supplement to the S-4 Registration Statement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Egghead or its successor shall make such periodic filings with the SEC and take such other reasonable actions as may be necessary to satisfy the current public information requirements of Rule 144 under the Securities Act.

7.5 REASONABLE EFFORTS

    (a) The Company and Egghead shall, and shall use all reasonable efforts to cause their respective Subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in
Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (iii) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

    (b) Without limiting the generality of the foregoing, the Company and Egghead shall (i) cooperate in the preparation and filing of such materials as may be required in order to comply with the requirements of the HSR Act, and
(ii) use commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law of any permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement in accordance with the terms hereof unlawful, or would prevent, delay or impose conditions on such consummation. Notwithstanding any other provision of this Agreement, in response to any action taken or threatened to be taken by any court or Governmental Body, Egghead shall not be required under this Agreement to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its business or assets or any portion of the business or assets of the Surviving Corporation or agree to any limitations or restrictions in connection with its operation of such businesses which are likely to have a material effect on the expected benefits of the transactions contemplated hereby to Egghead, in order to consummate the transactions contemplated hereby.

7.6 ACCESS TO INFORMATION

    Subject to currently existing contractual and legal restrictions applicable to the Company (which the Company represents and warrants are not material) or to Egghead (which Egghead represents and warrants are not material), and upon reasonable notice, each of the Company and Egghead shall (and shall cause each of its Subsidiaries to), afford to officers, employees, counsel, accountants and other authorized representatives of the other party (the "Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time or until this Agreement is terminated, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the respective representations or warranties made by Egghead or the Company. The use and protection of all information provided by one party to the other pursuant to this Section 7.6 shall be governed by the Confidentiality Agreement.

7.7 INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Egghead and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnitees") of the Company as provided in its charter or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Egghead shall indemnify the Indemnitees to the same extent as such Indemnitees are entitled to indemnification pursuant to the preceding sentence.

7.8 AFFILIATES OF EGGHEAD AND THE COMPANY

    Set forth in Section 7.8 of the Company Disclosure Statement are the names of all Persons who may be deemed to be Affiliates of the Company for purposes of Rule 145 under the Securities Act (the "Company Affiliates"). Each such Company Affiliate has executed the Shareholders Agreement or, in the case of Company Affiliates who are not Shareholders of the Company, a letter containing comparable terms with respect to the restrictions described in this paragraph, which provides that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Egghead Common Shares issued to such Company Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

7.9 CERTAIN COVENANTS OF EGGHEAD

    Except as otherwise permitted in this Agreement, prior to the Effective Time, Egghead will not, without the prior written consent of the Company:

    (a) except for Egghead Common Shares issued under the Egghead Employee Stock Purchase Plan or upon exercise of options granted under the Egghead Option Plans, and except for option grants under the Egghead Option Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of
(i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or
(ii) any other securities in respect of, in lieu of, or in substitution for, Egghead Common Shares outstanding on the date hereof;

    (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

    (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to Egghead's shareholders in their capacity as such;

    (d) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, restructuring, recapitalization or other reorganization of Egghead (other than the Merger);

    (e) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course of business and consistent with past practice, any other assets; provided, however, that this covenant shall not restrict any acquisition of assets the value of which is less than 10% of Egghead's total assets;

    (f) adopt any amendments to its Articles of Incorporation, or take any other action requiring a vote of the holders of Egghead Common Shares, which would adversely affect the terms and provisions of the Egghead Common Shares or the rights of the holders of such shares, including, without limitation, the authorization or issuance of any shares of capital stock with rights superior to the Egghead Common Shares; or

    (g) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.10     TAX MATTERS

    Neither the Company nor Egghead shall take any action that would cause its representations set forth in Sections 5.17 or 6.17, as the case may be, not to be true in all material respects from and after the date hereof until the Effective Time. Each party agrees to report the Merger on all tax returns and other filings as a tax-free reorganization under Section 368(a) of the Code except where, in the opinion of tax counsel to such party, there is not "substantial authority," as defined in
Section 6662 of the Code, to support such a position. The Company and Egghead agree to deliver certificates substantially in the form of the Company Tax Matters Certificate and the Egghead Tax Matters Certificate, respectively, to Perkins Coie in connection with any legal opinion such firm may be asked to render in connection with the transactions contemplated by this Agreement, whether prior to or at the Closing or both.

7.11     TERMINATION OF AGREEMENTS

    The Company shall take all necessary efforts to ensure that the agreements listed in Exhibit 8.2(d) are terminated prior to the Closing.

7.12     BOARD REPRESENTATION

    At or prior to the Closing, Egghead's Board of Directors shall appoint Greg Boudreau and Jon Brodeur to serve as directors of Egghead effective as of the Effective Time. Egghead shall take all requisite action to amend its Bylaws, if necessary, to increase the size of its Board of Directors in order to effect the appointments contemplated by this Section 7.12. In connection with the first annual meeting of Egghead shareholders following the Effective Time, Egghead will nominate Greg Boudreau and Jon Brodeur to serve as directors of Egghead for terms to be determined by Egghead.

7.13     DISSENTERS' RIGHTS NOTICES

    The Company, in cooperation with Egghead, shall timely provide to its Shareholders all notices and other communications as are required under Oregon Law in connection with such Shareholders' statutory dissenters' rights, to the extent applicable to the Merger.

7.14     NOTIFICATION OF CERTAIN MATTERS

    Each party to this Agreement shall give prompt notice to the other of
(a) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.14 shall not limit or otherwise affect the remedies available to any party hereunder.

7.15     PUBLICITY

    Egghead and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by law or any listing agreement with the Nasdaq/NM.

7.16     REPAYMENT OF SUBORDINATED LOAN

    Egghead will pay or cause to be paid at Closing the indebtedness (the "Subordinated Debt") of the Company (not to exceed $2,000,000 plus accrued interest) under the Convertible Subordinated Note dated January 30, 1997 between the Company and SV Capital Partners, L.P. issued by the Company pursuant to a Convertible Subordinated Note Purchase Agreement of even date therewith.

7.17     EGGHEAD BRIDGE LOAN


    Within three business days after the execution and delivery of this Agreement, Egghead and the Company shall enter into the Bridge Loan Agreement, in substantially the form attached hereto as Exhibit 7.17, providing for a loan from Egghead to the Company in the amount of $2,000,000 on the terms and subject to the conditions specified therein.

7.18     COMPANY EMPLOYEE BENEFIT PLANS

    The Company shall take all action necessary to amend the Surplus Software, Inc. 401(k) plan, effective at or prior to the Effective Time, so that the plan is not a "standardized" plan under the applicable ERISA rules. The Company shall cooperate with Egghead and its advisors in connection with the foregoing to ensure that such amendment is satisfactory to Egghead. The Company and Egghead shall cooperate to ensure orderly continuation of the Company's Employee Benefit Plans or orderly transfer of employees of the Company to Employee Benefit Plans of Egghead, as the parties shall mutually agree prior to Closing.

                                    ARTICLE VIII

                                     CONDITIONS

8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS

    The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the

Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

    (a)  COMPANY SHAREHOLDER APPROVAL

    This Agreement and the transactions contemplated hereby shall have been duly approved or ratified by the requisite holders of Company Shares in accordance with applicable provisions of the Oregon Law and the Articles of Incorporation and Bylaws of the Company.

    (b)  EGGHEAD SHAREHOLDER APPROVAL

    The Issuance shall have been duly approved by the requisite holders of Egghead Common Shares in accordance with applicable provisions of the Washington Business Corporations Act, the Articles of Incorporation and Bylaws of Egghead and the rules and regulations of the SEC and Nasdaq/NM.

    (c)  AUTHORIZATIONS

    All Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, and the parties shall have received notification of the expiration or early termination of the waiting period under the HSR Act.

    (d)  NO INJUNCTION, ILLEGALITY

    There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to either of Egghead or the Company, each in its reasonable judgment, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.

    (e)  REGISTRATION STATEMENT

    The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time. No stop order suspending effectiveness of the S-4 Registration Statement shall have been issued by the SEC, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the Issuance or trading of the Egghead Common Shares shall have been received.

    (f)  TAX OPINION

    Egghead and the Company shall have received an opinion of Perkins Coie to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Egghead, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company, Egghead or Merger Sub as a result of the Merger; and
(iv) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger with respect to the Company Shares converted solely into Egghead Common Shares. In rendering such opinion, Perkins Coie shall receive and rely upon representations contained in certificates of the Company and Egghead substantially in the form of the Company Tax Matters Certificate and the Egghead Tax Matters Certificate, respectively, as well as representations of certain shareholders of the Company contained in the Shareholders Agreement.

    (g)  AMENDMENTS TO EMPLOYMENT AGREEMENTS

    Amendments to the Employment Agreements between the Company and each of Greg Boudreau, Jon Brodeur, Stephen Wood, Joseph Charno, David Barish, Mark Daly, James Kirkish, Richard Guerrero, Phillip Moore, Jeff Swan and Linda Alexander, in substantially the forms attached hereto as Exhibit 8.1(g)-1 through 8.1(g)-11, shall be in effect at the Effective Time.

    (h)  REGISTRATION RIGHTS AGREEMENT

    The Registration Rights Agreement, in substantially the form attached hereto as Exhibit 8.1(h), shall have been executed and delivered by all parties thereto and shall be in effect at the Effective Time.

8.2 CONDITIONS TO OBLIGATIONS OF EGGHEAD AND MERGER SUB

    The respective obligations of Egghead and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Egghead and Merger Sub, as the case may be, to the extent permitted by applicable law:

    (a)  REPRESENTATIONS AND WARRANTIES TRUE

    The representations and warranties of the Company contained herein (including the Company Disclosure Statement) or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company or any Company Affiliate pursuant to this Agreement shall have been true and correct when made and shall be true and correct, in all material respects, as of the Closing Date as though made on that date; provided, however, that any such representation or warranty that by its terms is qualified by materiality shall be true and correct in all respects as of the Closing Date as though made on that date.

    (b)  PERFORMANCE

    The Company and the Principal Shareholders shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the Closing.

    (c)  CONSENTS OBTAINED

    All consents, waivers, approvals, Authorizations or orders required to be obtained from any Person under any contract or agreement, or otherwise, or from any Governmental Body, and all filings required to be made, by the Company in connection with the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made.

    (d)  TERMINATION OF CONTRACTS

    The contracts, agreements and other instruments listed on Exhibit 8.2(d) shall have been duly and validly terminated without any liability on the part of the Company.

    (e)  OFFICERS' CERTIFICATE

    The Company shall have delivered to Egghead a certificate, dated the Closing Date, signed by the President of the Company, in form and substance satisfactory to Egghead, certifying as to the fulfillment of the conditions specified in Sections 8.2(a) through (d) and as to the incumbency of any officers of the Company who are signatories of the Agreement or any Operative Documents.

    (f)  OPINION OF COUNSEL FOR THE COMPANY

    Egghead shall have received from Tonkon, Torp, Galen, Marmaduke & Booth an opinion, dated the Closing Date, substantially in the form attached hereto as
Exhibit 8.2(f).

    (g)  FIRPTA CERTIFICATE

    Egghead shall have received a certificate from the Company pursuant to
Section 1445 of the Code (and a certificate or certificates under any analogous provisions under state or local law) to the effect than an interest in the Company is not a "United States real property interest" within the meaning of
Section 897 of the Code (and any analogous provisions under state or local law).

    (h)  DISSENTING SHARES

    Dissenters' rights of appraisal shall not have been exercised as to more than 5% of the total Company Shares outstanding immediately prior to the Effective Time.

    (i)  PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

    All corporate and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall have been approved by Egghead's counsel (which approval shall not be unreasonably withheld), and Egghead shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to Egghead, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and such other documents as are specified by Egghead's counsel.

    (j)  EGGHEAD BRIDGE LOAN

    The Company shall have complied in all material respects with its obligations under the Bridge Loan Agreement referred to in Section 7.17 above, and there shall have occurred no event of default thereunder.

    (k)  INDEBTEDNESS

    The Company's indebtedness to U.S. Bank of Oregon and SV Capital Partners, L.P. shall not have been accelerated. There shall exist no event of default under any agreement with either of the foregoing which has not been validly waived in writing. The Waiver and Forbearance Agreements entered into with such parties in connection with the execution and delivery of this Agreement and the Bridge Loan Agreement shall be in full force and effect with respect to all parties thereto and there shall have occurred no material breach or violation thereof by any party thereto.

    (l)  SHAREHOLDER DEBT

    Jonathan Brodeur and David Barish shall have performed all of their respective obligations under the Note Exchange and Stock Pledge Agreements attached hereto as Exhibit 8.2(l)-1 and 8.2(l)-2 and, in accordance therewith, shall have executed and delivered the Promissory Notes in substantially the forms attached hereto as Exhibit 8.2(l)-3 and 8.2(l)-4.

8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

    The obligations of the Company and the Principal Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

    (a)  REPRESENTATIONS AND WARRANTIES TRUE

    The representations and warranties of Egghead and Merger Sub contained herein (including the Egghead Disclosure Statement) or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Egghead and Merger Sub pursuant to this Agreement shall have been true and correct when made and shall be true and correct, in all material respects, as of the Closing Date as though made on that date; provided, however, that any such representation or warranty that by its terms is qualified by materiality shall be true and correct in all respects as of the Closing Date as though made on that date.

    (b)  PERFORMANCE

    Egghead shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the Closing.

    (c)  CONSENTS OBTAINED

    All consents, waivers, approvals, Authorizations or orders required to be obtained from any Person under any contract or agreement, or otherwise, or from any Governmental Body, and all filings required to be made, by Egghead or Merger Sub in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made.

    (d)  OFFICERS' CERTIFICATE

    Egghead shall have delivered to the Company a certificate, dated the Closing Date, signed by the President or any Vice President of Egghead, in form and substance satisfactory to the Company, certifying as to the fulfillment of the conditions specified in Sections 8.3(a) through (c) and as to the incumbency of any officers of Egghead who are signatories of the Agreement or any Operative Documents.

    (e)  OPINION OF COUNSEL FOR EGGHEAD

    The Company shall have received from Perkins Coie an opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.3(e).

    (f)  PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

    All corporate and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall have been approved by the Company's counsel (which approval shall not be unreasonably withheld), and the Company shall have received a certificate of the Secretary of Egghead, in form and substance satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of Egghead authorizing the Merger and the transactions contemplated by this Agreement and such other documents as are specified by the Company's counsel.

    (g)  EGGHEAD BRIDGE LOAN

    Egghead shall have complied with its obligations under the Bridge Loan Agreement referred to in Section 7.17 above.

                                     ARTICLE IX

                                    TERMINATION

9.1 TERMINATION

    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of the Company or Egghead:

    (a) by mutual written consent duly authorized by the Boards of Directors of Egghead and the Company; or

    (b) by either Egghead or the Company if the Merger shall not have been consummated by September 30, 1997 (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Egghead or the Company if there shall be any law or regulation that makes the consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under
Section 7.5; or

    (d) by Egghead or the Company if, at either the Egghead Shareholders Meeting (including any adjournment or postponement thereof) or the Company Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of Egghead or the Company, respectively, shall not have been obtained; or

    (e) by Egghead if (i) the Board of Directors of the Company shall fail to recommend or withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Egghead or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have resolved to recommend, or have recommended, to the shareholders of the Company an Alternative Transaction; or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company voting stock is commenced (other than by Egghead or an Affiliate of Egghead) and the Board of Directors of the Company has resolved to recommend, or has recommended, that the shareholders of the Company tender their shares in such tender offer or exchange offer; or

    (f) by Egghead, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied; or

    (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Egghead set forth in this Agreement such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied; or

    (h) by the Company if the Board of Directors of Egghead shall fail to recommend or withdraw, modify or change its recommendation of the Issuance in a manner adverse to the Company or shall have resolved to do any of the foregoing; or
    (i) by the Company or Egghead if the Board of Directors of the Company shall have resolved to accept a Superior Proposal.

9.2 ALTERNATIVE TRANSACTION DEFINITION

    As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Egghead, the Company or their Affiliates (a "Third Party") acquires more than 25% of the outstanding shares of the Company whether from such party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company, or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination, including any of them) of the Company, or any of its Subsidiaries having a fair market value (as determined by the Board of Directors of Egghead in good faith) equal to more than 25% of the fair market value of all the assets of the Company, and its Subsidiaries, taken as a whole, immediately prior to such transaction.

                                     ARTICLE X

                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                     AND REDUCTION OF MERGER CONSIDERATION

10.1     SURVIVAL

    All representations and warranties contained in this Agreement, the Operative Documents or any certificate delivered pursuant hereto or thereto shall survive the Effective Time for a period of one year, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 11.3. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Effective Time and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

10.2     INDEMNIFICATION; REDUCTION OF MERGER CONSIDERATION

    (a)  From and after the Closing Date, and to the extent provided in
Section 10.6, all the Shareholders (including without limitation the Principal Shareholders) shall jointly and severally indemnify and hold Egghead and its officers, directors and Affiliates (the "Indemnified Parties") harmless from and against, and shall reimburse the Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any legal or accounting fees or expenses) actually incurred (on an after-tax basis) ("Losses") and arising out of or in connection with (i) any inaccuracy in any representation or warranty made by the Company in this Agreement, any other Operative Document or in any certificate delivered pursuant hereto or thereto, or (ii) any failure by the Company or any Principal Shareholder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

    (b) This Article X shall be binding on, and enforceable against, each Shareholder, whether or not such Shareholder has executed this Agreement, upon the approval of this Agreement and the transactions contemplated hereby by the requisite holders of Company Shares. The indemnification obligations of the Shareholders pursuant to Section 10.1 above shall be satisfied through a reduction of the Merger Consideration effected by cancellation or other disposition by Egghead of Holdback Shares pursuant to Section 10.6 of this Agreement.

10.3     THRESHOLD AND LIMITATIONS

    (a) No Indemnified Party shall be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article X ("Claims") until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $300,000 (the "Threshold"); provided, however, that such Threshold shall not apply with respect to any Claim based on a breach of the representations and warranties set forth in Section 5.11 or Section 5.22 of this Agreement, to the extent that the Losses covered by any such Claim arise from the inadequacy of the reserves or allowances for sales returns or doubtful accounts reflected in the Company's February 28, 1997 balance sheet plus any monthly increases in such reserves or allowances made in the ordinary course of business and consistent with past practices after February 28, 1997 not to exceed (i) 50% of return sales for each month, in the case of the sales returns allowance, and (ii) 0.4% of sales for each month, in the case of the allowance for bad debts and doubtful accounts; and provided further, however, that once such aggregate Losses exceed the

Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

    (b) The liability of the Shareholders hereunder for Losses incurred by Indemnified Parties is expressly and exclusively limited to the Holdback Shares pledged pursuant to Section 10.6, except to the extent otherwise provided in
Section 10.6.7 and Section 11.8.

    (c) For purposes of any Claim based on a breach of the representations and warranties contained in Section 5.23 or 5.11 of this Agreement, to the extent that the Losses covered by any such Claim arise from the inadequacy of the Company's reserve for inventory obsolescence, the reserve for inventory obsolescence contained in the Company's February 28, 1997 balance sheet shall be deemed to be increased by an amount equal to 1% of the Company's sales per month completed after February 28, 1997 and prior to the assertion of such Claim.

10.4     SHAREHOLDER REPRESENTATIVE

    (a) Prior to the Closing Date, the holders of a majority in interest of the Shareholders' interest in the Holdback Shares shall select a Person (the "Shareholder Representative") to act for and on behalf of all holders of the Holdback Shares with respect to all matters arising in connection with Sections 10.5 or 10.6, including, without limitation, the power and authority, in his or her sole discretion, to:

         (i) take any action contemplated to be taken by the Shareholder Representative under Section 10.5 or 10.6;

         (ii) negotiate, determine, defend and settle any dispute which may arise under Section 10.5 or 10.6; and

         (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and to generally do any and all things and to take any and all actions which may be requisite, proper or advisable in connection with Sections 10.5 or 10.6.

    (b) The holders of a majority in interest of the Shareholders' interest in the Holdback Shares may replace the Shareholder Representative at any time with a substitute Shareholder Representative who shall have all the powers and responsibilities of the Shareholder Representative set forth in this Article X.

    (c) Neither the Shareholder Representative, nor any substitute Shareholder Representative, shall be liable to any Person for any action taken or any omission to act, in good faith, in connection with the Shareholder Representative's responsibilities as Shareholder Representative.

    (d) Promptly following his or her selection, the Shareholder Representative, or any substitute Shareholder Representative, shall provide Egghead with a written certification of his or her selection and of the address for notices to such Shareholder Representative. Egghead may thereafter deal exclusively with the Shareholder Representative in connection with the Claims procedure in reliance on such certification. Whenever in connection with the provisions of this Article X Egghead shall receive any certificate or other written correspondence from the Shareholder Representative, such certificate or other written correspondence shall be full authorization to Egghead for any action taken or suffered in good faith by it under the provisions of this
Article X in reliance thereon.

10.5     PROCEDURE FOR INDEMNIFICATION

    (a) An Indemnified Party shall notify the Shareholder Representative in writing, with a copy to any counsel of which the Shareholder Representative may have notified Egghead in accordance with Section 11.3, reasonably promptly after the assertion against the Indemnified Party of any claim by a Third Party (a "Third Party Claim") in respect of which the Indemnified Party intends to base a Claim for indemnification hereunder, but the failure or delay so to notify the Shareholder Representative and any such counsel shall not relieve the Shareholders of any obligation or liability that they may have to the Indemnified Party, except to the extent that the Shareholder Representative demonstrates that its ability to defend or resolve such Third Party Claim is adversely affected thereby.

    (b) (i) Subject to the rights and duties of any insurer or other Third Party having potential liability therefor, the Shareholder Representative shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Shareholders' sole expense, in which case the provisions of Section 10.5(b)(ii) below shall govern.

         (ii) The Shareholder Representative shall select counsel acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Shareholder Representative shall defend or handle such Third Party Claim in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. Neither the Shareholder Representative nor any Shareholder shall, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the

Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) Egghead shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an Egghead Adverse Effect or a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Surviving Corporation. The Indemnified Party shall cooperate with the Shareholder Representative and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

    (c) (i) If the Shareholder Representative does not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the Shareholder Representative's election to assume the defense or handling of such Third Party Claim, the provisions of Section 10.5(c)(ii) below shall govern.

         (ii) The Indemnified Party may, at the Shareholders' expense (which shall be paid from time to time by the Shareholder Representative as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Shareholder Representative timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld.
If the Indemnified Party defends or handles such Third Party Claim, the Shareholder Representative shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at the expense of the Shareholders.

    (d) If the Indemnified Party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Egghead in accordance with Section 11.3, in writing within 60 days after its discovery of facts upon which it intends to base its Claim for indemnification hereunder (such date of discovery being the date on which Egghead's Chief Executive Officer or Chief Financial Officer obtains actual knowledge of such facts), but the failure or delay so to notify the Shareholder Representative or any such counsel shall not relieve the Shareholders of any obligation or liability that the Shareholders may have to the Indemnified Party, except to the extent that the Shareholder Representative demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

    (e) The Indemnified Party shall notify the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Egghead in accordance with Section 11.3, of a Claim even though the amount thereof plus the amount of other Claims previously notified by the Indemnified Party aggregate less than the Threshold.

10.6     HOLDBACK

    10.6.1    PLEDGE

    The Holdback Shares (which shall include for purposes of this Section 10.6 any distributions accrued or made thereon after the date of this Agreement, the net proceeds of any sale of Holdback Shares and any other securities or property which may be issued after the date hereof in exchange for such shares in any merger or recapitalization or similar transaction involving Egghead) shall be deemed as of the Effective Time to be pledged by the Shareholders to, and certificates representing the Holdback Shares shall be held by, Egghead or any successor thereto pursuant to this Agreement. The Shareholders shall deliver to Egghead at the Closing appropriate stock powers endorsed in blank and such other documentation as Egghead may reasonably prescribe to carry out the purposes of this Section 10.6. So long as any Holdback Shares are held by Egghead hereunder, Egghead shall have, and the Shareholders by execution and/or approval of this Agreement hereby grant, effective as of the Effective Time, a perfected, first-priority security interest in such Holdback Shares to secure payment of amounts payable by the Shareholders in respect of Claims under this Article X. In connection therewith, each Shareholder shall execute and deliver such instruments as Egghead may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

    10.6.2    RELEASE OF HOLDBACK SHARES

    Egghead shall hold the Holdback Shares in accordance with this Agreement and shall transfer the Holdback Shares only as follows:

    (a) Holdback Shares shall be retransferred to Egghead in respect of a Claim made by Egghead, or transferred to an Indemnified Party by Egghead in respect of a Claim made by such Indemnified Party, under this Article X when, and to the extent, authorized under Section 10.6.3 below.

    (b) On the Holdback Termination Date, any Holdback Shares (excluding Holdback Shares retransferred to Egghead or transferred by Egghead to an Indemnified Party pursuant to Section 10.6.3, or held in reserve pending resolution of an Egghead Open Claim) shall be released to the Shareholders pro rata in accordance with their percentage interest in the Holdback Shares; provided, however, that no Holdback Shares shall be released to any Shareholder who has not previously surrendered all of such Shareholder's Certificates in accordance with
Section 4.2.

    (c) After the Holdback Termination Date, when a final determination is made with respect to any Egghead Open Claim, the number of Holdback Shares transferable to Egghead as a result of such final determination shall be transferred to Egghead from the Claim Reserve Amount for such Egghead Open Claim, and the Holdback Shares included in such Claim Reserve Amount remaining after such transfer shall be released to the Shareholders pro rata in accordance with their percentage interest in the Holdback Shares; provided, however, that no Holdback Shares shall be released to any Shareholder who has not previously surrendered all of such Shareholder's Certificates in accordance with
Section 4.2.

    10.6.3    CLAIMS PROCEDURE

    The procedure for payment from the Holdback Shares of indemnification amounts to which Egghead or other Indemnified Parties may become entitled under this Article X shall be as follows:

    (a) Subject to the limitation that written notice of any claim for payment from the Holdback Shares of indemnification amounts hereunder must be given to the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Egghead in accordance with
Section 11.3, not later than the Holdback Termination Date, from time to time as Egghead determines that it or another Indemnified Party is entitled to an indemnification payment from the Holdback Shares for a Claim under this
Article X, Egghead shall give written notice of the Claim, in accordance with
Section 10.5, to the Shareholder Representative describing in such notice the nature of the Claim, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in this Agreement on which the Claim is based.

    (b) If Egghead has not received written objection to a Claim in accordance with the preceding subparagraph (a) from the Shareholder Representative within 30 business days after notice of such Claim is delivered (the "Response Period"), the Claim stated in such notice shall be conclusively deemed to be approved by the Shareholder Representative on behalf of the Shareholders, and Egghead shall promptly thereafter transfer to the Indemnified Party from the Holdback Shares an amount of Holdback Shares equal in value to the amount of such Claim. The Holdback Shares to be transferred shall be rounded to the nearest whole share and shall be valued on the basis of the average of the last reported sale prices of Egghead

Common Shares on the Nasdaq/NM over the 20 trading days immediately preceding the Closing Date.

    (c) If, within the Response Period, Egghead shall have received from the Shareholder Representative a written objection to the claim specifying the nature of and grounds for such objection, then such Claim shall be deemed to be an "Egghead Open Claim," and Egghead shall reserve within the Holdback Shares a number of Holdback Shares equal in value to the amount of such Egghead Open Claim (which amount designated for each Egghead Open Claim is referred to herein as the "Claim Reserve Amount"). The number of Holdback Shares to be reserved shall be determined (rounded to the nearest whole share) by dividing the amount of the Egghead Open Claim by the average of the last reported sales prices of Egghead Common Shares on the Nasdaq/NM over the 20 trading days immediately preceding the Closing Date.

    (d) The Claim Reserve Amount for each Egghead Open Claim shall be transferred by Egghead from the Holdback Shares only in accordance with either
(i) a mutual agreement between Egghead and the Shareholder Representative which shall be memorialized in writing or (ii) a final and binding arbitration decision or order pertaining to the Egghead Open Claim.

    10.6.4    VOTING; DISPOSITION

    Until retransferred to Egghead or transferred to an Indemnified Party in accordance with the provisions of this Article X, the Holdback Shares shall be held of record by the Shareholders for all purposes (including federal income tax purposes), and the Shareholders shall have full right to vote the Holdback Shares on all matters coming before the shareholders of Egghead. No interest in the Holdback Shares may be sold or transferred to any Third Party prior to any distribution of the Holdback Shares pursuant to Section 10.6.2(b) or (c).

    10.6.5    MERGER OR RECAPITALIZATION

    In the event of any merger or recapitalization or similar transaction involving Egghead prior to the time when all Holdback Shares have been transferred or released in accordance with the terms of this Section 10.6, such Holdback Shares shall be converted or exchanged in accordance with such transaction in the same manner as other Egghead Common Shares, and any securities or property issued in conversion or exchange thereof shall then be included within the definition of Holdback Shares and shall otherwise become subject to this Agreement in lieu of such Egghead Common Shares.

    10.6.6    TAXATION OF DIVIDENDS

    For federal and state income tax purposes, any dividends or other distributions with respect to the Holdback Shares shall be income of the Shareholders.

    10.6.7    REMEDIES

    The Holdback Shares are the exclusive source from which any and all potential claims for indemnification by Egghead and the other Indemnified Parties under this Article X shall be satisfied. The rights, remedies and powers set forth in this Article X for satisfaction of Claims and in
Section 11.8 below are the exclusive remedies for satisfaction of Claims or other disputes arising under this Agreement, except any claim involving an assertion of intentional fraud or fraud in the inducement.

                                     ARTICLE XI

                             MISCELLANEOUS AND GENERAL

11.1     FEES AND EXPENSES

    (a) Except as set forth in this Section 11.1 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Egghead shall pay 100% of all fees and expenses, other than attorneys' fees (as to which each party shall bear its own expenses), incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials relating thereto) and the S-4 Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (together, the "Proxy Expenses"); provided further, however, that the Company shall pay 100% of the Proxy Expenses in the event that this Agreement is terminated under circumstances involving an obligation on the part of the Company to pay a fee pursuant to the following subsection (b) of this
Section 11.1.

    (b) The Company shall pay Egghead a fee of $2,000,000 upon the earliest to occur of the following events:

         (i) the termination of this Agreement by Egghead or the Company pursuant to Section 9.1(d) as a result of the failure to receive the requisite vote for approval and adoption by the shareholders of the Company;

         (ii) the termination of this Agreement by Egghead pursuant to
    Section 9.1(e);

         (iii)     the termination of this Agreement by Egghead pursuant to
    Section 9.1(f) after a breach by the Company of this Agreement; or

         (iv) the termination of this Agreement by the Company or Egghead pursuant to Section 9.1(i).

    (c) Egghead shall pay the Company a fee of $2,000,000, upon the earliest to occur of the following events:

         (i)  termination of this Agreement by the Company pursuant to
    Section 9.1(g) after a breach by Egghead of this Agreement; or

         (ii) the termination of this Agreement by the Company pursuant to
    Section 9.1(h).


    (d) Egghead shall pay the Company a fee of $1,000,000 and an amount equal to the reasonable, documented expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, not to exceed $300,000 in the aggregate, in the event that the Company or Egghead terminates this Agreement pursuant to Section 9.1(d) as a result of the failure to receive the requisite vote for approval of the Issuance by the shareholders of Egghead.

    (e) The fees payable pursuant to Sections 11.1(b), 11.1(c) and 11.1(d) shall be paid within one business day after the first to occur of the events described in Section 11.1(b), 11.1(c) or 11.1(d), as the case may be, and the expenses payable pursuant to Section 11.1(a) or 11.1(d) shall be paid within five business days after receipt by Egghead or the Company, as the case may be, of written documentation of the amount of expenses so payable; provided, however, that in no event shall Egghead or the Company, as the case may be, be required to pay such fees or expenses to the other, if, immediately prior to the termination of this Agreement, the party to receive the fees or expenses was in material breach of its obligations under this Agreement; provided further, that any obligation on the part of Egghead to pay fees and expenses pursuant to
Section 11.1(c) or 11.1(d) above may be satisfied by Egghead by offsetting any such amounts against amounts owing from the Company to Egghead pursuant to the Bridge Loan Agreement (and the Promissory Note contemplated thereby), as provided therein.

11.2     DISCLOSURE STATEMENTS

    Any disclosure made with reference to one or more Sections of the Company Disclosure Statement or the Egghead Disclosure Statement shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant, provided that such relevance is reasonably apparent.

11.3     NOTICES

    All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile (subject to confirmation of receipt), or seven days after being mailed by first-class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:
              If to the Company:

                   Surplus Software, Inc.
                   Suite 100
                   489 North 8th Street
                   Hood River, OR 97301
                   Attn:  Jonathan Brodeur, President
                   Facsimile:  (541) 387-6093

                   with a copy to:

                   Tonkon, Torp, Galen, Marmaduke & Booth
                   1600 Pioneer Tower
                   888 S.W. Fifth Avenue
                   Portland, OR 97204-2099
                   Attn:  Ronald L. Greenman, Esq.
                   Facsimile:  (503) 274-8779

              If to the Principal Shareholders or the Shareholder
              Representative:

                   To the Shareholder Representative at the
         address provided to the Company by written notice upon appointment of
         the Shareholder Representative                    .

              If to Egghead:

                   Egghead, Inc.
                   22705 East Mission Ave.
                   Liberty Lake, WA  99019
                   Attn:  George P. Orban, Chief Executive Officer
                   Facsimile:  (509) 921-7388

                   with a copy to:

                   Perkins Coie
                   1201 Third Avenue, 40th Floor
                   Seattle, WA  98101-3099
                   Attn:  Evelyn Cruz Sroufe, Esq.
                   Facsimile:  (206) 583-8500

or to such other address as such party shall have designated by notice so given to each other party.

11.4     AMENDMENTS

    This Agreement may be amended by Egghead and the Company at any time prior to the Effective Time; provided, however, that no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock or Company Preferred Stock shall be converted upon consummation of the Merger without the prior written consent of the Principal Shareholders. This Agreement may not be amended except by an instrument in writing signed by Egghead and the Company.

11.5     WAIVER

    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.6     NO ASSIGNMENT

    This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.

11.7     ENTIRE AGREEMENT

    Except as otherwise provided herein, this Agreement (together with the Confidentiality Agreement, to the extent set forth in Section 7.6) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the Egghead Disclosure Statement) and any writings expressly required hereby.

11.8     SPECIFIC PERFORMANCE; ARBITRATION

    The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that, prior to the Effective Time, any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. Any controversies or claims arising out of or relating to this Agreement after the Effective Time shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), conducted by one arbitrator either (a) mutually agreed upon by Egghead and the Shareholder Representative or (b) chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction identified in Section 11.12. For purposes of this Agreement, the prevailing party shall mean the party who more substantially prevailed in the prosecution of the claims asserted or the defense thereof (including prosecution and defense of any counterclaims) as determined by the arbitrator. Arbitration proceedings shall be conducted in Seattle, Washington.

11.9     REMEDIES CUMULATIVE

    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

11.10    NO WAIVER

    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

11.11    NO THIRD PARTY BENEFICIARIES

    This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who is not a party hereto except for the indemnification provisions contained in Section 7.7, which provisions may be enforced by any Indemnitee referred to therein and the provisions of Article X relating to indemnification, which provisions may be enforced by any officer, director or Affiliate of Egghead who has incurred Losses.

11.12    JURISDICTION

    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Washington or any court of the state of Washington located in the city of Seattle in any action, suit or proceeding arising in connection with this Agreement and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.12 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the state of Washington other than for such purpose. Egghead and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

11.13    GOVERNING LAW

    This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

11.14    HEADINGS

    The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof" and "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

11.15    COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

    IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

EGGHEAD, INC.                          SURPLUS SOFTWARE, INC.


By:/s/ GEORGE ORBAN                    By:/s/ JONATHAN W. BRODEUR
   --------------------------------       --------------------------------
   Name:George Orban                      Name:Jonathan W. Brodeur
        ---------------------------            ---------------------------
   Title:Chief Executive Officer          Title:President
         --------------------------             --------------------------





NORTH FACE MERGER SUB, INC.            PRINCIPAL SHAREHOLDERS:


By:/s/ BRIAN W. BENDER                 /s/ DAVID J. BARISH
   --------------------------------    -----------------------------------
   Name:Brian W. Bender                Name:  David J. Barish
        ---------------------------
   Title:Chief Financial Officer
         --------------------------

                                       /s/ GREGORY J. BOUDREAU
                                       -----------------------------------
                                       Name:  Gregory J. Boudreau


                                       /s/ JONATHAN W. BRODEUR
                                       -----------------------------------
                                        Name:  Jonathan W. Brodeur


                                       /s/ STEPHEN M. WOOD
                                       -----------------------------------
                                        Name:  Stephen M. Wood


                                       /s/ JOSEPH CHARNO
                                       -----------------------------------
                                        Name:  Joseph Charno


                                       /s/ DOUGLAS ZIMMERMAN
                                       -----------------------------------
                                       Name:  Douglas Zimmerman

                                       Olympic Venture Partners III, L.P.
                                       By:  OVMC III, L.P.
                                       Its:  General Partner

                                       By:/s/ GERALD H. LANGELER
                                          --------------------------------
                                        Name:Gerald H. Langeler
                                             -----------------------------
                                        Its:General Partner
                                            ------------------------------

                                       OVP III Entrepreneurs Fund
                                       By: OVMC III, L.P.
                                       Its: General Partner

                                       By:/s/ GERALD H. LANGELER
                                          --------------------------------
                                        Name:Gerald H. Langeler
                                             -----------------------------
                                        Its:General Partner
                                            ------------------------------

                                       SV Capital Partners, L.P.
                                       By:  SV Capital Management, Inc.
                                       Its: General Partner

                                       By:/s/ W.H. WAGNER
                                          --------------------------------
                                        Name:W.H. Wagner
                                             -----------------------------
                                        Its:Managing Director
                                            ------------------------------